As filed with the Securities and Exchange Commission on November 6, 2017

Registration No. 333-220545

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Post-Effective Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ReWalk Robotics Ltd.

(Exact name of registrant as specified in its charter)

Israel (State or other jurisdiction of incorporation or organization)	3842 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)

3 Hatnufa Street, Floor 6

Yokneam Ilit, Israel, 2069203

+972.4.959.0123

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

ReWalk Robotics, Inc.

200 Donald Lynch Blvd

Marlborough, MA 01752

(508) 251-1154

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Colin J. Diamond White & Case LLP 1221 Avenue of the Americas New York, New York 10020 Tel: (212) 819-8200	Aaron M. Lampert, Adv. Ephraim Peter Friedman, Adv. Goldfarb Seligman & Co. 98 Yigal Alon Street Tel Aviv 6789141, Israel Tel: +972 (3) 608-9999	Phyllis G. Korff, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, NY 10036 Tel: (212) 735-3000	Clifford M.J. Felig, Adv. Meitar Liquornik Geva Leshem Tal 16 Abba Hillel Silver Rd. Ramat Gan 52506, Israel Tel: +972 (3) 610-3100

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒	Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period with any new or revised accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE(1) (2)	AMOUNT OF REGISTRATION FEE(3)
Ordinary Shares, par value NIS 0.01 per share	$6,900,000	$859.05

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2) Includes our ordinary shares that the underwriter may purchase pursuant to its option to purchase additional ordinary shares. See “Underwriting.”

(3) Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to such Section 8(a) may determine.

EXPLANATORY NOTE

ReWalk Robotics Ltd., or the Company, is filing this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-220545), or the Registration Statement, as originally declared effective by the Securities and Exchange Commission, or the SEC, on October 18, 2017, to comply with certain obligations under Section 10 of the Securities Act of 1933, as amended. In particular, this Post-Effective Amendment is being filed to (a) disclose changes to terms of the underwriting arrangement, such that, among other things, National Securities Corporation is the sole book-running manager, and file a new form of underwriting agreement replacing the form of underwriting agreement filed as Exhibit 1.1 to Pre-Effective Amendment No. 1 to the Registration Statement filed on October 17, 2017, (b) incorporate by reference into the prospectus in the Registration Statement additional filings that the Company made with the SEC since the Registration Statement’s effective date and (c) elect “smaller reporting company” status, as reflected on the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2017, filed with the SEC on November 2, 2017.

As shown in the table “Calculation of Registration Fee” on the Registration Statement’s cover page and in other disclosures, the Company is also changing the proposed maximum aggregate offering amount and price range of the offering to $6,000,000 of ordinary shares, including an option for the underwriter to purchase up to $900,000 of additional ordinary shares, and making certain other conforming changes. The Company paid all applicable registration fees when it originally filed the Registration Statement on September 20, 2017.

The information included in this filing amends the Registration Statement and the prospectus. No additional securities are being registered under this Post-Effective Amendment No. 1.

The information contained in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, November 6, 2017.

PRELIMINARY PROSPECTUS

$6,000,000

ReWalk Robotics Ltd.

Ordinary Shares

We are offering $6,000,000 of ordinary shares, par value NIS 0.01 per ordinary share. The offering price is $       per ordinary share. Our ordinary shares are listed on the NASDAQ Capital Market under the symbol “RWLK.” The last reported sales price of our ordinary shares on November 3, 2017 was $1.40 per ordinary share.

We are an “emerging growth company” as defined under the federal securities laws and, as such, may continue to elect to comply with certain reduced public company reporting requirements in future reports.

Investing in our ordinary shares involves a high degree of risk. See “Risk Factors” beginning on page 6 of this prospectus as well as the risk factors and other information in any documents we incorporate by reference into this prospectus. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to us	$	$

(1)	See “Underwriting” beginning on page 37 of this prospectus for additional information regarding total underwriter compensation.

Delivery of the ordinary shares is expected to be made on or about        , 2017. We have granted the underwriter an option for a period of 45 days to purchase an additional $900,000 of our ordinary shares. If the underwriter exercises the option in full, the total underwriting discounts and commissions payable by us will be $         , and the total proceeds to us, before expenses, will be $      .

Sole Book-Running Manager

National Securities Corporation

Prospectus dated        , 2017

Neither we nor the underwriter have/has authorized anyone to provide you with any information or to make any representations other than that contained or incorporated by reference into this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the underwriter are/is making an offer to sell securities in any jurisdiction in which the offer or sale is not permitted. The information in this prospectus is accurate only as of the date on the front cover of this prospectus, and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, in each case, regardless of the time of delivery of this prospectus or of any sale of our ordinary shares and the information in any free writing prospectus that we may provide to you in connection with this offering is accurate only as of the date of that free writing prospectus. Our business, financial condition, results of operations and prospects may have changed since those dates.

For investors outside the United States: We have not and the underwriter has not, done anything that would permit this offering, or possession or distribution of this prospectus, in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the ordinary shares and the distribution of this prospectus outside of the United States.

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SUMMARY

This summary is not complete and does not contain all of the information that you should consider before investing in the securities offered by this prospectus. You should read this summary together with the entire prospectus carefully, including “Risk Factors” and our consolidated financial statements and the related notes, before making an investment decision. See “Risk Factors” for a discussion of the risks involved in investing in our ordinary shares.

Overview

We are an innovative medical device company that is designing, developing and commercializing exoskeletons that allow individuals with mobility impairments or other medical conditions the ability to stand and walk once again. We have developed and are continuing to commercialize ReWalk, an exoskeleton that uses our patented tilt-sensor technology and an on-board computer and motion sensors to drive motorized legs that power movement.

Development of ReWalk took over a decade and was spurred by the experiences of our founder, Dr. Amit Goffer, who became a quadriplegic due to an accident. Current ReWalk designs are intended for people with paraplegia, a spinal cord injury resulting in complete or incomplete paralysis of the legs, who have the use of their upper bodies and arms. We currently offer two products: ReWalk Personal and ReWalk Rehabilitation. ReWalk Personal is currently designed for everyday use by paraplegic individuals at home and in their communities, and is custom fitted for each user. ReWalk Rehabilitation is currently designed for use by paraplegia patients in the clinical rehabilitation environment, where it provides valuable exercise and therapy. It also enables individuals to evaluate their capacity for using ReWalk Personal in the future. In 2011, we launched ReWalk Rehabilitation for use in hospitals and rehabilitation centers in the United States and Europe. We began marketing ReWalk Personal in Europe with CE mark clearance at the end of 2012 and received U.S. Food and Drug Administration, or FDA, clearance to market it in the United States in June 2014. Additionally, we have received regulatory approval to sell the ReWalk device in other countries. In the future we intend to seek approval from the applicable regulatory agencies in other jurisdictions where we seek to market ReWalk.

ReWalk is a breakthrough product that can fundamentally change the health and life experiences of users. Designed for all-day use, ReWalk is battery-powered and consists of a light, wearable exoskeleton with integrated motors at the joints, an array of sensors and a computer-based control system to power knee and hip movement. ReWalk controls movement using subtle shifts in the user’s center of gravity. A forward tilt of the upper body is sensed by the system, which initiates the first step. Repeated body shifting generates a sequence of steps, which allows a gait that mimics a natural pattern of the legs with functional walking speed. Because the exoskeleton supports its own weight and facilitates the user’s gait, users do not expend unnecessary energy while walking. While ReWalk does not allow side-to-side actuation, users are able to turn by shifting their weight to the side. ReWalk also allows users to sit, stand and, depending on local regulatory approvals, climb and descend stairs. Use on stairs is not cleared by the FDA in the United States. ReWalk users are able to independently operate the devices, and most are able to put on and remove the devices by themselves. Our safety guidelines and FDA specifications, however, require users to be accompanied by a trained companion.

Published clinical studies demonstrate ReWalk’s ability to deliver a functional walking speed. In addition, our experience working with healthcare practitioners and ReWalk users, including reports by study participants, as well as recently released clinical data suggest that ReWalk has the potential to provide secondary health benefits. These benefits include reducing pain and spasticity, improving bowel and urinary tract function, changing body and bone composition, enhancing metabolism and physical fitness, and reducing hospitalizations and dependence on medications, as well as emotional and psychological benefits. Because of these secondary medical benefits, we believe that ReWalk has the ability to reduce the lifetime healthcare costs of individuals with spinal cord injuries, making it economically attractive for individuals and third-party payors. While we believe that ReWalk offers significant advantages over competing technologies and therapies, disadvantages include the time it takes for a user to put on ReWalk, the slower pace of ReWalk compared to a wheelchair, the weight of ReWalk when carried, which makes it more burdensome for a companion to transport than a wheelchair and the requirement that users be accompanied by a trained companion.

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In early January 2017, we announced our plans to reduce our total operating expenses in 2017 by up to 30% compared to 2016. We have been working toward such reductions through a combination of targeted savings, including by establishing quality improvement initiatives and lowering overall product cost, realigning our staffing priorities and reducing the size of our staff, including our reimbursement personnel, reducing spending on external appeals and lowering other corporate spending. For more information, see our unaudited condensed consolidated financial statements in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2017, or our Q3 2017 Form 10-Q, and our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as amended, or the 2016 Form 10-K, each of which is incorporated by reference into this prospectus.  In the near future, we intend to continue focusing on our reimbursement efforts with our streamlined staffing by pursuing insurance claims on a case-by-case basis, managing claims through the review process and external appeals, and investing in efforts to expand coverage.

Our commercialization strategy is to penetrate rehabilitation centers, hospitals and similar facilities that treat patients with spinal cord injuries to become an integral part of their rehabilitation programs and to develop a broad-based training network with these facilities to prepare users for home and community use. According to the National Spinal Cord Injury Statistical Center, 87% of persons with spinal cord injuries are sent to private, non-institutional residences (in most cases, their homes) after hospital discharge. The primary focus of our commercialization efforts going forward will be marketing ReWalk Personal for routine use at home, work or in the community, and we expect sales of ReWalk Personal to account for the substantial majority of our revenues in the future. Our principal market is the United States, with remaining revenues coming primarily from Europe. For more information on our revenues for the three and nine months ended September 30, 2017, see “Recent Developments—Third Quarter 2017 Preliminary Results: Cash, Revenue and Unit Information.” In July 2017, we signed an exclusive distribution agreement in France with Harmonie Médical Service, or HMS, through which HMS will serve as the sole distributor of ReWalk exoskeleton systems to qualifying candidates with spinal cord injury across France.

We have in the past generated and expect to generate in the future revenues from a combination of third-party payors, self-payors, including private and government employers, and institutions. While a broad uniform policy of coverage and reimbursement by third-party commercial payors currently does not exist for electronic exoskeleton technologies such as ReWalk, we are pursuing various paths of reimbursement and support fundraising efforts by institutions and clinics. In December 2015, the Veterans’ Administration, or the VA, issued a national policy for the evaluation, training and procurement of ReWalk Personal exoskeleton systems for all qualifying veterans across the United States. The VA policy is the first national coverage policy in the United States for qualifying individuals who have suffered spinal cord injury. As of September 30, 2017, we had placed 16 units as part of the VA policy. We also regularly assist in litigation efforts by individuals bringing claims against national and regional insurers for reimbursement of the ReWalk device, and have received and expect to receive revenues from settlements or judgments paid to the insured users. Additionally, to date, several private insurers in the United States and Europe have provided reimbursement for ReWalk in certain cases, and in September 2017, each of German insurer BARMER GEK, or Barmer, and national social accident insurance provider Deutsche Gesetzliche Unfallversicherung, or the DGUV, signed confirmations regarding the provision of ReWalk systems for all qualifying beneficiaries. For more information, see “—Insurance Coverage Update” below.

We are committed to investing in a robust research and development program to enhance our current ReWalk products and to develop our pipeline of new and complementary products, and we believe that ongoing research and development efforts are essential to our success. Our research and development team consists of both in-house and external staff, including engineers, machinists, researchers and marketing, quality, manufacturing, regulatory and clinical personnel, who work closely together to design, enhance and validate our technologies. This research and development team conceptualizes technologies and then builds and tests prototypes before refining and/or redesigning as necessary. Our regulatory and clinical personnel work in parallel with engineers and researchers, allowing us to anticipate and resolve potential issues at early stages in the development cycle. Our research and development efforts have been financed, in part, through funding from the Israel Innovation Authority, or the IIA (formerly known as Office of the Chief Scientist in the Israel Ministry of Economy), and from the BIRD Foundation.

In June 2017, we unveiled our lightweight “soft suit” exoskeleton prototype, in anticipation of later clinical studies and commercialization of an initial indication designed for strokes, and in October 2017, we announced the start of pre-clinical testing on the Restore “soft suit” system for stroke patients. For more information on the Restore system, see “Recent Developments—Restore System.” We intend to focus our research and development efforts in the near term primarily on the Restore system for stroke patients and in the longer term on “soft suit” exoskeletons for additional indications affecting the ability to walk, including multiple sclerosis, cerebral palsy, Parkinson’s disease and elderly assistance, and the next generation of our current ReWalk device. We anticipate that the next generation of the ReWalk will be a structural exoskeleton similar to our existing ReWalk devices, but with a slimmer profile, lighter body and improved drive mechanism.

Our ongoing collaboration with Harvard University’s Wyss Institute for Biologically Inspired Engineering, through which we created the Restore system, centers on the research, design, development and commercialization of lightweight “soft-exosuit” system technologies for the above-mentioned lower limb disabilities. We and Harvard both engage in research efforts through various means, including clinical trials, and are required to report to one another our respective results and findings. We pay Harvard quarterly installment payments to help fund the research. As part of the collaboration, which involves pursuing clinical studies and regulatory approvals, Harvard has also licensed to us certain of its intellectual property relating to lightweight “soft suit” exoskeleton system technologies for lower limb disabilities. We are obligated to use commercially reasonable efforts to develop products under the license in accordance with an agreed-upon development plan and to introduce and market such products commercially, and to make various royalty and milestone payments to Harvard. For more information on the collaboration with Harvard, see “Part I, Item 1. Business—Research and Development” in our 2016 Form 10-K incorporated by reference into this prospectus.

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We have incurred net losses and negative cash flows from operations since inception. We anticipate that this will continue in the near term, as we plan to focus our resources mainly on reimbursement efforts and efforts to expand coverage for the ReWalk system, clinical studies, including our FDA post-market study, development and commercialization efforts for the Restore system and research and development efforts for similar “soft suit” exoskeleton technology for other indications affecting the ability to walk. We are committed to maintaining optionality to ensure that we can operate our business without interruptions, enhance our product portfolio and pursue new markets. As such, from time to time, we have engaged and may in the future engage in strategic transactions designed to enhance shareholder value including, but not limited to, alliances, such as our strategic alliance with Yaskawa Electric Corporation, divestitures, private placements, sales of our assets or business and joint ventures. We are in discussions routinely with possible sources of additional funding, including during the pendency of this offering. We have not entered into any agreement or understanding regarding any such transaction.

Recent Developments

Insurance Coverage Updates

In September 2017, Barmer confirmed it will provide ReWalk systems to all qualifying beneficiaries. Barmer provides insurance coverage for nearly ten million people in Germany, as a member of the German Statutory Health Insurance network and one of the most significant national insurers in the country. Exoskeletons will be provided to users that meet certain inclusion criteria and assessment by the German Health Insurance Medical Service (Medizinischer Dienst der Krankenversicherungen) before and after training. Barmer has already begun processing claims with users entering training for in-home use of an exoskeleton.

Additionally, in September 2017, Germany’s national social accident insurance provider, DGUV, signed a confirmation letter with ReWalk, stipulating that the DGUV’s member payers, including the health insurance association Berufsgenossenschaft (also known as BG) and state insurers, will approve the supply of exoskeleton systems for qualifying beneficiaries on a case-by-case basis. DGUV is comprised of 35 different insurers, which provide coverage for more than 70 million individuals in Germany. Per the agreement, all eligible individuals will go to BG clinics for evaluation as a part of the procurement process.

We continue to engage with U.S. and European national and regional insurance providers, including European workers’ compensation groups, to secure potential coverage policies based on supportive data and appeal rulings that have deemed exoskeleton devices a “medically necessary” standard of care for individuals with SCI. As part of this ongoing initiative, a large national insurance provider has requested additional information from us in order to continue to evaluate a change from its current non-coverage policy. We are also submitting data to two additional U.S. commercial groups for policy reviews.

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In the future, we intend to pursue reimbursement coverage through the Centers for Medicare and Medicaid Services, or CMS. While we believe that a positive response from CMS may broaden coverage by private insurers, we cannot currently predict how long it would take for us to receive a decision from CMS. For more information, see “Part I. Item 1A. Risk Factors—Risks Related to Our Business and Our Industry—We may fail to secure or maintain adequate insurance coverage or reimbursement for ReWalk by third-party payors, including the VA, which risk may be heightened if insurers find ReWalk to be investigational or experimental or if new government regulations change existing reimbursement policies. Additionally, such coverage or reimbursement, even if maintained, may not produce revenues that are high enough to allow us to sell our products profitably” in our 2016 Form 10-K incorporated by reference into this prospectus.

Equity Exchange Program

On September 6, 2017, we commenced a one-time equity award exchange program, or the Equity Exchange Program, offering to certain of our eligible employees, executive officers and consultants the opportunity to cancel certain outstanding “underwater” stock options issued under the ReWalk Robotics Ltd. 2014 Incentive Compensation Plan, or the 2014 Plan, in exchange for the grant under such plan of a lesser number of restricted share units, or RSUs. Our non-employee directors and retirees were not eligible to participate in the Equity Exchange Program. We conducted the Equity Exchange Program as a “value-for-value” exchange, in accordance with the terms approved by our shareholders at the annual meeting of shareholders held on June 27, 2017. The primary purpose of the Equity Exchange Program was to restore the intended retention and incentive value of certain of our employee and consultant equity awards, which we believe will promote long-term shareholder value. We do not expect that the Equity Exchange Program will create additional material compensation expense, other than immaterial expense resulting from fluctuations in our share price after the exchange ratios were set and before the Equity Exchange Program began and due to exchange ratio rounding. On the Equity Exchange Program’s expiration date of October 4, 2017, 46 holders tendered options to purchase an aggregate of 945,416 ordinary shares, representing 96.4% of all options eligible for exchange, and on October 5, 2017, we granted to these holders an aggregate of 251,872 new RSUs. 180,167 of these new RSUs were granted to our executive officers and “named executive officers” (as defined in Item 402 of Regulation S-K of the SEC). Unless our compensation committee accelerates their vesting, the new RSUs will vest over a three-year period, with one-third vesting on the first anniversary of the date of grant and one-third vesting on each of the next two successive anniversaries. Additionally, the forfeiture terms of the new RSUs will be substantially the same as those that apply generally to previously-granted RSUs granted under the 2014 Plan.

Restore System

ReWalk “soft suit” exoskeleton

In June 2017, we unveiled our lightweight “soft suit” exoskeleton prototype, and in October 2017, we announced the start of pre-clinical testing on our Restore system to study its safety and use in the rehabilitation setting for the mobility needs of stroke patients. A prospective clinical trial with the Restore system is targeted to begin in early 2018, and we aim to commercialize the system for use by stroke patients in Europe in late 2018, followed by the United States in late 2018 or early 2019, subject to the timing and receipt of CE mark and FDA clearance, respectively.

The Restore transmits power to key joints of the legs with motor-driven cable technologies, applying software and mechanics similar to the technologies employed in the currently-marketed ReWalk structural exoskeleton systems. The system is designed to allow a user’s unimpaired leg to adjust and assist the leg with mobility impairments affected by stroke. The exoskeletal suit consists of a lightweight fabric-based structure that wraps around the waist and supports an actuator with a motor, computer and cable, along with sensors attached to a stable point on the user’s calf and footplate in the user’s shoe. This design transfers force in a controlled manner, enabling both powered plantarflexion, or bending to decrease the angle between the sole of the foot and the back of the leg, and powered dorsiflexion, or bending to decrease the angle between the upper surface of the foot and the front of the leg. We believe that the Restore system’s soft, lightweight material will facilitate a natural walking pattern for patients using the device, and provide advantages to stroke rehabilitation clinics as compared with other traditional therapies and devices, by minimizing setup time, maximizing session productivity and reducing staffing requirements, staff fatigue and the risk for potential staff injuries. The prospective clinical trial on the Restore system, targeted for early 2018, is intended to assess the safety of the Restore system during gait training in stroke patients in a rehabilitation setting. Based on the proposed study design, we anticipate that the study will involve 40 patients each partaking in seven training sessions at designated stroke research centers, with first patient enrollments occurring in early 2018.

We intend to commercialize use of the Restore system by stroke patients in Europe and the United States after receiving CE mark and FDA clearance, respectively, to market the device. We have not yet applied for these clearances and intend to apply in mid-2018. Obtaining clearance could involve an extensive and time-consuming process and delay commercialization beyond our planned timetable, and we cannot make any assurances regarding the ultimate timing of FDA or CE mark clearance or commercialization of the products. For more information on the clearance processes, see “Part I, Item 1. Business—Government Regulation” in our 2016 Form 10-K incorporated by reference into this prospectus.

Corporate Information

Our legal and commercial name is ReWalk Robotics Ltd. We are a company limited by shares organized under the laws of the State of Israel and were founded in 2001. In September 2014, we listed our shares on the NASDAQ Global Market and transferred our listing to the NASDAQ Capital Market effective May 25, 2017. Our corporate headquarters are located at 3 Hatnufa St., Floor 6, Yokneam Ilit 2069203, Israel, and our telephone number is +972 (4) 959 0123. We also have offices in Marlborough, Massachusetts and Berlin, Germany. Our website address is http://rewalk.com/. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus and is not incorporated by reference into this prospectus. We have included our website address in this prospectus solely for informational purposes. Our agent for service of process in the United States is ReWalk Robotics Inc., located at 200 Donald Lynch Blvd., Marlborough, Massachusetts 01752, and its telephone number is (508) 251-1154.

ReWalk® is our registered trademark in Israel. Other trademarks and service marks appearing in this prospectus are the property of their respective holders.

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The Offering

Ordinary shares offered by us	$6,000,000 of ordinary shares (or $6,900,000 of ordinary shares if the underwriter exercises in full its option to purchase additional shares).

Ordinary shares to be outstanding after this offering

26,352,066 ordinary shares (or 26,994,923 ordinary shares if the underwriter exercises in full its option to purchase additional shares), based on 22,066,352 ordinary shares outstanding as of November 3, 2017.

Option to purchase additional ordinary shares	The underwriter has an option for a period of 45 days to purchase up to $900,000 of additional ordinary shares.

Use of proceeds

We intend to use the net proceeds from this offering for (i) sales, marketing and reimbursement expenses related to market development activities and broadening third-party payor coverage and (ii) research and development costs related to developing our lightweight “soft suit” exoskeleton technology for various lower limb disabilities, including stroke and other indications affecting the ability to walk. See “Use of Proceeds.”

Dividend policy	We have never declared or paid any cash dividends on our ordinary shares. We do not anticipate paying any cash dividends in the foreseeable future. See “Price Range of Ordinary Shares and Dividend Policy.”

Risk factors	You should carefully consider the risk factors described in the section of this prospectus entitled “Risk Factors,” together with all of the other information included in or incorporated by reference into this prospectus, before deciding to purchase our ordinary shares.

NASDAQ Capital Market symbol	RWLK

Unless otherwise stated in this prospectus, the total number of ordinary shares outstanding as of the date of this prospectus and after this offering is based on 21,823,771 shares outstanding as of September 30, 2017, assumes the sale of $6,000,000 of ordinary shares based on an assumed public offering price of $1.40, the last reported sales price of our ordinary shares on the NASDAQ Capital Market on November 3, 2017, and excludes:

•	3,194,556 ordinary shares reserved for issuance under our equity incentive plans, of which there were (i) outstanding options to purchase 2,238,961 ordinary shares at a weighted average exercise price of $6.24 per share, (ii) 353,437 ordinary shares underlying unvested RSUs and (iii) 602,158 ordinary shares available for future grant (which does not reflect the results of our Equity Exchange Program, which expired on October 4, 2017);

•

403,804 ordinary shares issuable upon the exercise of warrants to purchase ordinary shares at an exercise price of $10.08 per share, which were granted on July 14, 2014 as part of our Series E Preferred investment round and are exercisable until four years from the date of grant, subject to the terms thereof;

•

2,437,500 ordinary shares issuable upon the exercise of warrants to purchase ordinary shares at an exercise price of $4.75, which were granted on November 1, 2016 and are exercisable until five years from the date of grant, subject to the terms thereof;

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•	up to 167,012 ordinary shares issuable upon the exercise of warrants to purchase ordinary shares at an exercise price of $9.64 per share, which were granted on December 31, 2015 and December 28, 2016 to Kreos Capital V (Expert Fund) Limited, or Kreos V, in connection with a loan agreement, dated December 30, 2015, as amended on June 9, 2017, between us and Kreos V, and are currently exercisable (in whole or in part) until the earlier of (i) December 30, 2025 or (ii) an “M&A Transaction,” as defined in the warrant. We refer to this loan agreement, as amended, in this prospectus as the “Kreos V Loan Agreement”; and

•	up to 2,523,660 ordinary shares issuable upon the conversion of a secured convertible note issued to Kreos V on June 9, 2017 at a conversion price of $1.268 per share (subject to customary anti-dilution adjustments), which are currently convertible until the earlier of (i) the maturity date of June 9, 2020 or (ii) a “Change of Control,” as defined in the Kreos V Loan Agreement. We refer to this secured convertible note in this prospectus as the “Kreos V Convertible Note.”

Except as otherwise noted, all information in this prospectus reflects and assumes (i) no exercise of the underwriter’s option to purchase shares from us, (ii) no exercise of options issued under our equity incentive plans or warrants and (iii) no conversion of the Kreos V Convertible Note.

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RISK FACTORS

An investment in our ordinary shares involves a high degree of risk. Our business, financial condition and results of operations could be materially and adversely affected by any of these risks. If any of these risks occur, the value of our ordinary shares may decline and you may lose all or part of your investment. Before investing in our ordinary shares, you should consider carefully the risk factors set forth in this prospectus and in any free writing prospectus that we have authorized for use in connection with this offering, along with the risk factors described in “Item 1A. Risk Factors” in our 2016 Form 10-K, as updated by other filings we make with the Securities and Exchange Commission, or the SEC, that are incorporated by reference into this prospectus.

Risks Related to Our Business and Our Industry

We may not have sufficient funds to meet certain future capital requirements or grow our business, and may need to take advantage of various forms of capital-raising transactions. Future equity or debt financings or strategic transactions may dilute our shareholders, disrupt our business or place us under restrictive covenants, while limitations under our registration statement on Form S-3 may make it more difficult for us to raise money in the public markets.

As of September 30, 2017, we had an accumulated deficit in the total amount of $125 million, and further losses are anticipated in the development of our business. Those factors raise substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern depends upon our obtaining the necessary financing to meet our obligations and timely repay our liabilities arising from normal business operations.

We intend to finance operating costs over the next 12 months with existing cash on hand, reductions in operating spend, issuances of equity and/or debt securities, including issuances under our at-the-market equity offering program, or the ATM Offering Program, or through a combination of the foregoing. However, we will need to seek additional sources of financing to the extent that we require more funds than anticipated during the next 12 months or in later periods, including if we cannot make our loan repayments under our Kreos V Loan Agreement, or if we cannot raise sufficient funds from equity issuances, such as the ATM Offering Program. Due to limitations under the rules of Form S-3, which have applied to us since we filed our 2016 Form 10-K, and taking into account ordinary shares issued and settled under our ATM Offering Program, as of November 3, 2017, we could only issue up to approximately $4.0 million in primary offerings under our effective registration statement on Form S-3, including our ATM Offering Program, during the 12 months following February 17, 2017, until and unless we cease to be subject to these limitations. For more information on these limitations, see “Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Equity Raises” of our Q3 2017 Form 10-Q incorporated into this prospectus by reference. This limitation makes it more difficult for us to raise money in the public markets.

To raise additional capital in the public markets, including taking into account the limitation above, we may be required to seek other more costly or time-consuming methods, such as additional offerings on registration statements on Form S-1. We may also conduct fundraising transactions in the form of private placements, potentially with registration rights or priced at a discount to the market value of our ordinary shares, which could require shareholder approval under the rules of The NASDAQ Stock Market LLC, or other equity raise transactions. In addition to increased capital costs, any such transactions could result in substantial dilution of our shareholders’ interests, transfer control to a new investor and diminish the value of an investment in our ordinary shares. We may also need to pursue strategic transactions, such as joint ventures, in-licensing transactions or the sale of our business or all or substantially all of our assets. These private financings and strategic transactions could require significant management attention, disrupt our business, adversely affect our financial results, be unsuccessful or fail to achieve the desired results. We are in discussions routinely with such possible sources of additional funding, including during the pendency of this offering As another alternative, we may choose to refinance up to a substantial portion of our indebtedness under our Kreos V Loan Agreement, which we have considered with Kreos V from time to time, or borrow additional funds. Agreements governing any borrowing arrangement may contain covenants that could restrict our operations. In sum, if we are unable to obtain additional funds on reasonable terms, it could impair our efforts to develop and commercialize existing and new products and to repay our liabilities as they become due, materially harming our results of operations and financial condition.

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If we are unable to leverage and expand our sales, marketing, training and reimbursement infrastructure, including in light of our announced plan to reduce corporate spending, we may fail to increase our revenues.

A key element of our long-term business strategy is the continued enhancement of our sales, marketing, training and reimbursement infrastructure, through the training, retaining and motivating of skilled sales and marketing representatives and reimbursement personnel with industry experience and knowledge. Our ability to derive revenue from sales of our products depends largely on our ability to market the products and obtain reimbursements for them. In order to continue growing our business efficiently, we must therefore coordinate the development of our sales, marketing, training and reimbursement infrastructure with the timing of regulatory approvals, decisions regarding reimbursements and other factors in various geographies. Managing and maintaining this infrastructure is expensive and time-consuming, and an inability to leverage such an organization effectively, or in coordination with regulatory or other developments, could inhibit potential sales and the penetration and adoption of ReWalk into both existing and new markets. In addition, as discussed above under “Summary—Overview,” we have set a goal to reduce total operating expenses in 2017 by up to 30% compared to 2016, in part through a realignment of and reduction in staffing to match our 2017 business goals. As we move forward with these plans, we intend to continue funding field sales, service and training efforts for our ReWalk products. However, certain decisions we make regarding staffing in these areas, in our efforts to decrease expenses, could have unintended negative effects on our revenues, such as by weakening our sales infrastructure, impairing our reimbursement efforts and/or harming the quality of our customer service. For instance, the number of our staff focused on reimbursement has decreased, and we recently consolidated the functions of two employees that previously focused on reimbursement into the roles of certain executive officers and employees in other departments. Additionally, our Chief Commercial Officer recently passed away.

Additionally, we expect to face significant challenges as we manage and continue to improve our sales and marketing infrastructure and work to retain the individuals who make up those networks. Newly hired sales representatives require training and take time to achieve full productivity. If we fail to train new hires adequately, or if we experience high turnover in our sales force in the future, we cannot be certain that new hires will become as productive as may be necessary to maintain or increase our sales. In addition, if we are not able to retain, subject to our plans to cut operating expenses, and continue to recruit our network of internal trainers, we may not be able to successfully train customers on the use of ReWalk, which could inhibit new sales and harm our reputation. If we are unable to expand our sales, marketing and training capabilities, we may not be able to effectively commercialize ReWalk, or enhance the strength of our brand, which could have a material adverse effect on our operating results.

We are subject to securities class action lawsuits against us that may result in an adverse outcome.

Between September 2016 and January 2017, eight putative class actions on behalf of alleged shareholders that purchased or acquired our ordinary shares pursuant and/or traceable to our registration statement on Form F-1 (File No. 333-197344) used in connection with our initial public offering, or our IPO, were commenced in the following courts: (i) the Superior Court of the State of California, County of San Mateo; (ii) the Superior Court of the Commonwealth of Massachusetts, Suffolk County; (iii) the United States District Court for the Northern District of California; and (iv) the United States District Court for the District of Massachusetts. The actions involve claims under various sections of the Securities Act of 1933, as amended, or the Securities Act, against us, certain of our current and former directors and officers, the underwriters of our IPO and certain other defendants. The four actions commenced in the Superior Court of the State of California, County of San Mateo have been dismissed for lack of personal jurisdiction, and the action commenced in the United States District Court for the Northern District of California has been voluntarily dismissed.

As of November 3, 2017, three actions remain pending, including (i) the two actions commenced in the Superior Court of the Commonwealth of Massachusetts, or Massachusetts State Court, which have been consolidated, and (ii) the action commenced in the United States District Court for the District of Massachusetts, or Massachusetts Federal Court, which was brought in part by certain of the plaintiffs whose actions were dismissed in the Superior Court of the State of California, County of San Mateo. The parties in the consolidated Massachusetts State Court actions have completed briefing on the Company’s motion to dismiss. The plaintiffs in the Massachusetts Federal Court action filed a consolidated amended complaint in August 2017 adding claims that certain statements we made after our IPO were materially misleading. The court denied the Company’s motion to stay the Massachusetts Federal Court action, and the Company intends to move to dismiss the action. For more information, see Notes 5d and 11 to our unaudited condensed consolidated financial statements included in “Part I, Item 1” of our Q3 2017 Form 10-Q incorporated by reference into this prospectus.

We are generally required, to the extent permitted by Israeli law, to indemnify our current and former directors and officers who are named as defendants in these types of lawsuits. We also have certain contractual indemnification obligations to the underwriters of our IPO regarding the securities class action lawsuits. While a certain amount of insurance coverage is available for expenses or losses associated with these lawsuits, this coverage may not be sufficient. Based on information currently available, we are unable to reasonably estimate a possible loss or range of possible losses, if any, with regard to these lawsuits; therefore, no litigation reserve has been recorded in our consolidated balance sheets. Although we plan to defend against these lawsuits vigorously, there can be no assurance that a favorable final outcome will be obtained. These lawsuits or future litigation may require significant attention from management and could result in significant legal expenses, settlement costs or damage awards that could have a materially adverse impact on our financial position, results of operations and cash flows.

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Risks Related to Government Regulation

We have initiated a mandatory postmarket surveillance study on our ReWalk Personal 6.0 with a revised FDA-approved protocol, addressing certain violations and deficiencies cited by the FDA that had previously led the FDA to warn us of potential regulatory action. Going forward, if we cannot meet certain FDA requirements for the study or otherwise satisfy FDA requests promptly, or if our study produces unfavorable results, we could receive additional FDA warnings, which could materially and adversely affect our labeling or marketing efforts.

We are currently conducting an ongoing mandatory FDA postmarket surveillance study on our ReWalk Personal 6.0, which began in June 2016. Before we began the current study, the FDA sent us a letter on September 30, 2015, or the September 2015 Letter, warning of potential regulatory action against us for violations of Section 522 of the Federal Food, Drug, and Cosmetic Act, based on our failure to initiate a postmarket surveillance study by the September 28, 2015 deadline and our allegedly deficient protocol for that study. Between June 2014 and our receipt of the September 2015 Letter, we had responded late to certain of the FDA’s requests related to our study protocol. In February 2016, the FDA sent us an additional information request, or the February 2016 Letter, requesting additional changes to our study protocol and asking that we comply within 30 days. This letter also discussed the FDA’s request, as modified in our later discussions with the FDA, for a new premarket notification for our ReWalk device, or a special 510(k), linked to what the FDA viewed as changes to a computer included with the device. In late March 2016, following multiple discussions with the FDA, including an in-person meeting, the FDA confirmed that the agency would apply enforcement discretion to continued marketing of the ReWalk device conditioned upon our timely submitting a special 510(k) and initiating our postmarket surveillance study by June 1, 2016. The special 510(k) was timely submitted on April 8, 2016, and the FDA’s substantial equivalence determination was received by us on July 22, 2016, granting us permission to continue marketing the ReWalk device. Additionally, we submitted a protocol to the FDA for the postmarket surveillance study that was approved by the FDA on May 5, 2016.

We began the study on June 13, 2016, with Stanford University as the lead investigational site. In August 2016, the FDA sent us a letter stating that, based on its evaluation of our corrective and preventive actions in response to the September 2015 Letter, we had adequately addressed the violations cited in the September 2015 Letter. As part of our study, we have provided the FDA with the required periodic reports on the study’s progress, in a few cases with delay. We intend to continue providing the FDA with such reports on a timely basis going forward.

We expect we will be able to respond promptly to the FDA’s further requests associated with the postmarket surveillance study with the assistance of our outside clinical and regulatory services provider. However, we may ultimately be unable to timely satisfy the FDA’s requests with respect to the study. Additionally, as of November 3, 2017, we had three active centers enrolling patients in the study, with a total of seven enrolled patients and four active patients, and two others were completing the process to enroll patients by late 2017 or early 2018. This is substantially below the estimated number of patients included in our study protocol, currently leading the FDA to label our progress as “inadequate.” We may seek to modify our study protocol to expand the pool of patients and/or decrease the total number of patients, which change will require approval from the FDA. However, there can be no assurance that the FDA will agree to modify our study or that we will manage to attract the required number of patients under the current requirements or with the revised requirements. If we cannot meet FDA requirements or timely address requests from the FDA related to the study, or if the results of the study are not as favorable as we expect, the FDA may issue additional warning letters to us, impose limitations on the labeling of our device or require us to stop marketing the ReWalk Personal device in the United States. We derived approximately 64% and 68% of our revenues in the fiscal year ended December 31, 2016 and the nine months ended September 30, 2017, respectively, from sales of the ReWalk device in the United States and, if we are unable to market the ReWalk device in the United States, we expect that these sales would be adversely impacted, which could materially adversely affect our business and overall results of operations.

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If our product may have caused or contributed to a death or a serious injury, or if our product malfunctioned and the malfunction’s recurrence would be likely to cause or contribute to a death or serious injury, we must comply with medical device reporting regulations, which could result in voluntary corrective actions or agency enforcement actions against us.

Under the medical device reporting (MDR) regulations of the FDA, we are required to report to the FDA any incident in which our product may have caused or contributed to a death or serious injury or in which our product malfunctioned and, if the malfunction were to recur, our product or a similar device marketed by us would be likely to cause or contribute to death or serious injury. In addition, all manufacturers placing medical devices in European Union markets are legally bound to report any serious or potentially serious incidents involving devices they produce or sell to the relevant authority in whose jurisdiction the incident occurred. We recently submitted MDRs to report incidents in which ReWalk Personal users sustained falls or fractures. The FDA has sent us letters requesting additional information relating to these MDRs. Additional events may occur in the future that may require us to report to the FDA pursuant to the MDR regulations. Any adverse event involving our products could result in future voluntary corrective actions, such as recalls or customer letters, agency action, such as inspection, mandatory recall, notification to healthcare professionals and users, or other enforcement action. Any corrective action, whether voluntary or involuntary, as well as defending ourselves in a lawsuit, will require financial resources and distract management, and may harm our reputation and financial results. In addition, failure to report such adverse events to appropriate government authorities on a timely basis, or at all, could result in enforcement action against us.

Risks Related to an Investment in Our Ordinary Shares

A decline in the value of our ordinary shares could result in our being characterized as a passive foreign investment company, which would cause adverse tax consequences for U.S. investors.

Generally, if for any taxable year 75% or more of our gross income is passive income, or at least 50% of the average quarterly value of our assets (which may be determined in part by the market value of our ordinary shares, which is subject to change) are held for the production of, or produce, passive income, we would be characterized as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes. Passive income for this purpose generally includes, among other things, certain dividends, interest, royalties, rents and gains from commodities and securities transactions and from the sale or exchange of property that gives rise to passive income. Passive income also includes amounts derived by reason of the temporary investment of funds, including those raised in a public offering. In determining whether a non-U.S. corporation is a PFIC, a proportionate share of the income and assets of each corporation in which it owns, directly or indirectly, at least a 25% interest (by value) is taken into account. Based on our gross income and assets, the market price of our ordinary shares, and the nature of our business, we do not believe that we were a PFIC for the taxable year ended December 31, 2016. However, there can be no assurance that we will not be considered a PFIC for 2017 or any taxable year. PFIC status is determined as of the end of the taxable year and depends on a number of factors, including the value of a corporation’s assets and the amount and type of its gross income. Further, because the value of our gross assets is likely to be determined in large part by reference to our market capitalization, there is a significant risk that a decline in the value of our ordinary shares could result in our becoming a PFIC.  For more information on our share price, see “Price Range of Ordinary Shares and Dividend Policy.”

If we are characterized as a PFIC, U.S. Holders (as defined below) may suffer adverse tax consequences, including the following: (i) having gains realized on the sale of our securities treated as ordinary income, rather than as capital gains; (ii) losing the preferential rate applicable to dividends received on our ordinary shares by individuals who are U.S. Holders; and (iii) having additional taxes equal to the interest charges generally applicable to underpayments of tax apply to distributions by us and the proceeds of sales of our ordinary shares issued in this offering and other public offerings. A “U.S. Holder” is defined as follows: a citizen or resident of the United States; a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof, including the District of Columbia; an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or a trust, if such trust has validly elected to be treated as a United States person for U.S. federal income tax purposes or if (1) a court within the United States is able to exercise primary supervision over its administration and (2) one or more United States persons have the authority to control all of the substantial decisions of such trust. Certain elections exist that may alleviate some of the adverse consequences of PFIC status and would result in an alternative treatment (such as mark-to-market treatment). However, we do not intend to provide the information necessary for U.S. Holders to make qualified electing fund elections if we are classified as a PFIC.

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Future grants of ordinary shares under our equity incentive plans to our employees, non-employee directors and consultants, or sales by these individuals in the public market, could result in substantial dilution, thus decreasing the value of your investment in our ordinary shares, and certain grants may also require shareholder approval.

We have historically used, and continue to use, our ordinary shares as a means of both rewarding our employees, non-employee directors and consultants and aligning their interests with those of our shareholders. As of September 30, 2017, 3,194,556 ordinary shares remained available for issuance to our and our affiliates’ respective employees, non-employee directors and consultants under our equity incentive plans, including 2,592,398 ordinary shares subject to outstanding awards (consisting of outstanding options to purchase 2,238,961 ordinary shares and 353,437 ordinary shares underlying unvested RSUs) and 602,158 ordinary shares available for future grant. These numbers do not reflect the ultimate results of our one-time Equity Exchange Program for the exchange of “underwater” stock options for new RSUs, which expired on October 4, 2017. For more information, see “Summary—Equity Exchange Program” above. Additionally, the number of ordinary shares available for issuance under our 2014 Incentive Compensation Plan, or our 2014 Plan, may increase each year due to the operation of an “evergreen” provision previously approved by our shareholders. Pursuant to this provision, the 2014 Plan’s reserve increases on January 1 of each calendar year during the plan’s term by the lesser of (i) 972,000, (ii) 4% of the total number of shares outstanding on December 31 of the immediately preceding calendar year and (iii) an amount determined by our board of directors.

We previously signed an agreement with a non-employee consultant, who agreed to assist us in commercially promoting and expanding insurance coverage of our ReWalk devices. Although this agreement terminated in May 2017 and was not extended, if we may choose to compensate this consultant for services in an amount equal to those provided for in the expired agreement, the consultant may receive up to ten percent of the increase in our market capitalization following the dates when coverage becomes active under national insurance policies that the consultant secures for us, subject to certain monetary limits. For more information, see Note 8e to our audited consolidated financial statements in our 2016 Form 10-K incorporated by reference into this prospectus. If we opt to pay the consultant in ordinary shares, we may need to seek shareholder approval pursuant to the rules of The Nasdaq Stock Market LLC, potentially due to the size of an issuance or an insufficient number of ordinary shares available for issuance under our 2014 Plan. Any such issuance, or the perception that we will make issuances when we solicit shareholder approval, could substantially dilute existing shareholders and materially decrease the value of an investment in our ordinary shares. Additionally, to the extent registered on a Form S-8, ordinary shares granted or issued under our equity incentive plans will, subject to vesting provisions, lock-up restrictions and Rule 144 volume limitations applicable to our “affiliates,” be available for sale in the open market immediately upon registration. Sales of a substantial number of the above-mentioned ordinary shares in the public market could result in a significant decrease in the market price of our ordinary shares and have a material adverse effect on an investment in our ordinary shares.

Sales of a substantial number of ordinary shares by us, our large shareholders and holders of our warrants and other derivative securities, several of whom have registration rights, or volatility or a reduction in the market price of our ordinary shares could have an adverse effect on our ordinary shares.

In this offering, the ordinary shares will, once issued, be freely tradable without restriction or further registration under the Securities Act, subject to limitations on resales by our “affiliates” under Rule 144 under the Securities Act and a 90-day lock-up period restricting each of our directors and executive officers, certain of our other officers and certain large shareholders, who beneficially own in the aggregate 16.1% of our outstanding ordinary shares (as of September 30, 2017). This amount takes into account the effect of the Equity Exchange Program on the number of exercisable options, as if the Equity Exchange Program had been completed as of September 30, 2017. For more information, see “Shares Eligible for Future Sale.” Sales by us or our shareholders of a substantial number of ordinary shares in the public market following this offering, or the perception that these sales might occur, could cause the value of our ordinary shares to decline or could impair our ability to raise capital through a future sale of, or pay for acquisitions using, our equity securities.

As of September 30, 2017, 403,804 ordinary shares were issuable pursuant to the exercise of outstanding warrants granted as part of our Series E Preferred investment round in July 2014 at an exercise price of $10.08 and 2,437,500 ordinary shares were issuable pursuant to the exercise of warrants issued in our follow-on offering of ordinary shares and warrants in November 2016, with an exercise price of $4.75. There were also 167,012 ordinary shares issuable pursuant to the exercise of warrants granted to Kreos V in connection with the Kreos V Loan Agreement in January and December 2016, with an exercise price of $9.64, and 2,523,660 ordinary shares issuable pursuant to the conversion of the Kreos V Convertible Note at a conversion price of $1.268 per share (subject to customary anti-dilution adjustments).

Additionally, pursuant to our Amended and Restated Shareholders’ Rights Agreement, dated July 14, 2014, with certain of our shareholders, as of September 30, 2017, the beneficial owners of approximately 4,116,143 of our ordinary shares were entitled to require that we register their shares under the Securities Act for resale into the public markets. In our Kreos V Convertible Note, we separately undertook to prepare and file with the SEC a registration statement to enable the resale by Kreos V of up to 2,523,660 ordinary shares to be issued upon conversion of the note, unless they could otherwise be freely sold using Rule 144 under the Securities Act.

All shares sold pursuant to an offering covered by a registration statement would be freely transferable. With respect to the outstanding warrants and the Kreos V Convertible Note, there may be certain restrictions on the holders to sell the underlying ordinary shares to the extent they are restricted securities, held by “affiliates” or would exceed certain ownership thresholds. Certain of our largest shareholders, namely, Yaskawa Electric Corporation, or Yaskawa, and certain entities and individuals affiliated with SCP Vitalife Partners II L.P., or Vitalife, may also have limitations under Rule 144 under the Securities Act on the resale of certain ordinary shares they hold. Despite these limitations, if we, our existing shareholders or their affiliates sell a substantial number of the above-mentioned ordinary shares in the public market, the market price of our ordinary shares could decrease significantly. Any such decrease could impair the value of your investment in us.

The market price of our ordinary shares has also been highly volatile and may fluctuate substantially due to several factors. Effective May 2017, we transferred our ordinary shares from the NASDAQ Global Market to the NASDAQ Capital Market due to our failure to meet the market value of listed securities requirements and the alternative total assets and total revenue standard requirements of the NASDAQ Global Market. Additionally, since the first quarter of 2017, our ordinary shares have traded periodically between $1.00 and $2.00, reaching an all-time low of $1.10 in the second quarter of 2017. To maintain our current listing on the NASDAQ Capital Market, we must meet certain requirements, including, among others, a minimum closing bid price per share. If the closing bid price of our ordinary shares for 30 consecutive business days is less than $1.00 per share, or if we cannot meet other continued listing requirements, NASDAQ will send us a notification of deficiency and provide us a cure period of 180 days, subject to a potential subsequent cure period of an additional 180 days. After the applicable period, if we cannot show compliance with certain NASDAQ Capital Market listing requirements, we will become subject to delisting proceedings. The perception among investors that we are at heightened risk of delisting could negatively affect the market price and trading volume of our ordinary shares. Additionally, if we become subject to delisting proceedings and fail to appeal a delisting determination, our ordinary shares will be delisted from NASDAQ entirely, which could reduce the number of investors willing to hold or acquire our ordinary shares, increase the volatility of the price of such shares and significantly lower the shares’ trading price and volume. Any of these events could also reduce our liquidity and impair our ability to raise capital.

A small number of our shareholders have a significant influence over matters requiring shareholder approval, which could delay or prevent a change of control.

As of September 30, 2017, the largest beneficial owners of our shares were Yaskawa, certain entities and individuals affiliated with Vitalife, and Kreos V, which is deemed a beneficial owner of our ordinary shares pursuant to its right to acquire ordinary shares upon the exercise of warrants and the conversion of the Kreos V Convertible Note, which may be converted at any time, subject to its terms. These holders beneficially owned in the aggregate 23.5% of our ordinary shares as of September 30, 2017 (taking into account Kreos V’s beneficial ownership in the total number of ordinary shares outstanding). As a result, Yaskawa and Vitalife, and, if it were to convert all ordinary shares underlying its convertible note, Kreos V, would together have sufficient voting power to influence significantly the outcome of matters requiring shareholder approval. These matters may include:

•	determining the composition of our board of directors, which has the authority to direct our business and to appoint and remove our officers;

•	approving or rejecting a merger, consolidation or other business combination;

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•	raising future capital; and

•	amending our Second Amended and Restated Articles of Association, as amended by the First Amendment thereto, or our Articles of Association, which govern the rights attached to our ordinary shares.

This concentration of ownership of our ordinary shares could delay or prevent proxy contests, mergers, tender offers, open-market purchase programs or other purchases of our ordinary shares that might otherwise give you the opportunity to realize a premium over the then-prevailing market price of our ordinary shares. This concentration of ownership may also adversely affect our share price.

Additional Risks Related to This Offering

Purchasers of shares in this offering will experience immediate dilution in the book value of their investment.

The public offering price per share in this offering is higher than the net tangible book value per share of our ordinary shares before giving effect to this offering. Accordingly, if you purchase ordinary shares in this offering, you will incur immediate dilution of approximately $1.15 per share, representing the difference between the assumed public offering price per share and our as-adjusted net tangible book value as of September 30, 2017. Furthermore, if outstanding options or warrants are exercised or the Kreos V Convertible Note is converted, or if the underwriter exercises in full its option to purchase additional shares, you could experience further dilution. For more information, including how these amounts were calculated, see “Dilution.”

Our management will have broad discretion as to the use of the proceeds from this offering, and may not use the proceeds effectively.

Our management will have broad discretion as to the application of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of the offering. Currently, we intend to use the net proceeds from this offering for (i) sales, marketing and reimbursement expenses related to market development activities and broadening third-party payor coverage and (ii) research and development costs related to developing our lightweight “soft suit” exoskeleton technology for various lower limb disabilities, including stroke and other indications affecting the ability to walk. See “Use of Proceeds.” You will not have the opportunity, as part of your investment decision, to assess whether these proceeds are being used appropriately. Our management may use the net proceeds for corporate purposes that may not improve our financial condition or market value, which could cause the price of our ordinary shares to decline.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

In addition to historical information, this prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, that are based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities, potential market opportunities and the effects of competition. Forward-looking statements may include projections regarding our future performance and, in some cases, can be identified by words like “anticipate,” “assume,” “believe,” “could,” “seek,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “future,” “should,” “will,” “would” or similar expressions that convey uncertainty of future events or outcomes and the negatives of those terms.

These forward-looking statements are based on our management’s current expectations, which are subject to uncertainty, risks and changes in circumstances that are difficult to predict, and many of which are outside of our control. Important factors that could cause our actual results, levels of activity or performance to differ materially from those indicated in the forward-looking statements include, among others:

•	our expectations regarding future growth, including our ability to increase sales in our existing geographic markets, expand to new markets and achieve our planned expense reductions;

•	our management’s conclusion in the notes to our unaudited condensed consolidated financial statements in our Q3 2017 Form 10-Q and to our audited consolidated financial statements included in our 2016 Form 10-K, and our independent registered public accounting firm’s opinion in its report relating to our audited consolidated financial statements included in our 2016 Form 10-K, that there are substantial doubts as to our ability to continue as a going concern;

•	our ability to maintain and grow our reputation and the market acceptance of our products;

•	our ability to achieve reimbursement from third-party payors for our products;

•	our expectations as to our clinical research program and clinical results;

•	our expectations as to the results of and the FDA’s potential regulatory developments with respect to our mandatory 522 postmarket surveillance study;

•	the outcome of ongoing shareholder class action litigation relating to our IPO;

•	our ability to repay our secured indebtedness;

•	our ability to improve our products and develop new products;

•	our ability to maintain adequate protection of our intellectual property and to avoid violation of the intellectual property rights of others;

•	our ability to gain and maintain regulatory approvals;

•	our ability to secure capital from equity and debt financings in light of limitations under our effective registration statement on Form S-3, the price range of our ordinary shares and conditions in the financial markets, and the risk that such financings may dilute our shareholders or restrict our business;

•	our ability to use effectively the proceeds of this offering and other offerings of our ordinary shares;

•	the impact of the market price of our ordinary shares on the determination of whether we are a passive foreign investment company;

•	our ability to maintain relationships with existing customers and develop relationships with new customers;

•	our ability to comply with continued listing requirements of the NASDAQ Capital Market and the risk that our ordinary shares will be delisted if we cannot do so; and

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•	our compliance with medical device reporting regulations to report adverse events involving our products and the potential impact of such adverse events on ReWalk’s ability to market and sell its products.

The preceding list is not intended to be an exhaustive list of all of our statements. The statements are based on our beliefs, assumptions and expectations of future performance, taking into account the information currently available to us. These statements are only predictions based upon our current expectations and projections about future events. There are important factors that could cause our actual results, levels of activity, performance or achievements to differ materially from the results, levels of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the risks provided under “Part 1, Item 1A. Risk Factors” of our 2016 Form 10-K and in other reports filed by us with the SEC incorporated by reference into this prospectus.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that future results, levels of activity, performance and events and circumstances reflected in the forward-looking statements will be achieved or will occur.

Any forward-looking statement made in this prospectus speaks only as of the date hereof. Factors or events that could cause our actual results to differ from the statements contained herein may emerge from time to time, and it is not possible for us to predict all of them. Except as required by law, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

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USE OF PROCEEDS

We estimate the net proceeds from this offering, after deducting underwriting discounts and commissions and estimated offering expenses as described in “Underwriting,” will be approximately $5,120,000 (or approximately $5,952,500 if the underwriter exercises in full its option to purchase $900,000 of additional shares). This amount is based on a public offering price of $1.40 per ordinary share, the last reported sales price of our ordinary shares as reported on the NASDAQ Capital Market on November 3, 2017.

We intend to use the net proceeds from this offering for (i) sales, marketing and reimbursement expenses related to market development activities and broadening third-party payor coverage and (ii) research and development costs related to developing our lightweight “soft suit” exoskeleton technology for various lower limb disabilities, including stroke and other indications affecting the ability to walk. We may also use net proceeds from this offering to make acquisitions or investments in complementary companies or technologies, although we do not have any agreement or understanding with respect to any such acquisition or investment at this time. We do not currently have more specific plans or commitments with respect to the net proceeds from this offering and, accordingly, are unable to quantify the allocation of such proceeds among the various potential uses. We will have broad discretion in the way that we use the net proceeds of this offering.

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PRICE RANGE OF ORDINARY SHARES AND DIVIDEND POLICY

Our ordinary shares began trading publicly on the NASDAQ Global Market on September 12, 2014 and were transferred for listing on the NASDAQ Capital Market effective May 25, 2017. Prior to the initial listing in September 2014, there was no public market for our ordinary shares. The following table lists the high and low sales prices for our ordinary shares for the periods indicated as reported by The NASDAQ Stock Market LLC.

Period	High	Low
Year ending December 31, 2017
Fourth Quarter until November 3, 2017	$1.60	$1.25
Third Quarter	$2.00	$1.30
Second Quarter	$3.00	$1.10
First Quarter	$3.13	$1.88
Year ended December 31, 2016
Fourth quarter	$6.50	$2.55
Third quarter	$7.85	$5.55
Second quarter	$10.79	$6.00
First quarter	$15.81	$7.41
Year ended December 31, 2015
Fourth quarter	$17.40	$5.55
Third quarter	$11.90	$7.20
Second quarter	$14.65	$10.35
First quarter	$22.74	$12.03

The last reported sales price of our ordinary shares as reported by the NASDAQ Capital Market on November 3, 2017 was $1.40 per ordinary share.

No dividends have been declared or paid on our ordinary shares. We do not anticipate paying any cash dividends on any of our ordinary shares in the foreseeable future. We currently intend to retain any earnings to finance the development and expansion of our business. Any future determination to pay dividends will be at the discretion of our board of directors and will be dependent upon then-existing conditions, including our earnings, capital requirements, results of operations, financial condition, business prospects and other factors that our board of directors considers relevant. Further, our credit agreement contains provisions that limit our ability to pay dividends on our ordinary shares. See “Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Q3 2017 Form 10-Q incorporated by reference into this prospectus for additional information regarding our financial condition.

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DILUTION

If you invest in our ordinary shares in this offering, your ownership interest will be immediately diluted to the extent of the difference between the offering price per share and the as-adjusted net tangible book value per ordinary share after this offering. As of September 30, 2017, our net tangible book value per ordinary share was $0.06. Net tangible book value per ordinary share represents our total tangible assets less our total liabilities, divided by the number of ordinary shares outstanding.

Net tangible book value per ordinary share furthermore reflects the sale of ordinary shares that we are offering at the public offering price of $1.40 per share, the last reported sales price of our ordinary shares as reported on the NASDAQ Capital Market on November 3, 2017. After giving effect to the issuance and sale of ordinary shares that we are offering at such price, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our as-adjusted net tangible book value as of September 30, 2017 would have been $6,460,000, or $0.25  per ordinary share. This amount represents an immediate increase in net tangible book value of $0.19 per ordinary share to our directors, officers and other affiliates and immediate dilution in net tangible book value of $1.15 per ordinary share to new investors purchasing ordinary shares in this offering. We determine dilution by subtracting the as-adjusted net tangible book value per ordinary share after this offering from the amount of cash that a new investor paid for an ordinary share.

The following table illustrates this dilution, and is based on 21,823,771 ordinary shares issued and outstanding as of September 30, 2017, on an as-adjusted basis as described above.

Public offering price per ordinary share		$1.40
Net tangible book value per ordinary share as of September 30, 2017	$0.06
Increase in net tangible book value per ordinary share attributable to this offering	$0.19
As-adjusted net tangible book value per ordinary share after this offering		$0.25
Dilution per ordinary share to new investors in this offering		$1.15

If the underwriter was to exercise in full its option to purchase $900,000 of additional ordinary shares, the net tangible book value after this offering would be $0.27 per share, representing immediate dilution in net tangible book value of $1.13 per share to new investors in this offering.

The information above does not give effect to the potential conversions or exercises of derivative securities convertible or exercisable into our ordinary shares. To the extent that outstanding stock options and warrants are exercised and the Kreos V Convertible Note is converted, there will be further dilution to new investors. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our shareholders.

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DESCRIPTION OF OUR ORDINARY SHARES

The following description of our ordinary shares is a summary and is qualified in its entirety by reference to our Articles of Association, which are filed as Exhibit 3.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as amended.

Share Capital

Our authorized share capital consists solely of 250,000,000 ordinary shares, par value NIS 0.01 per share, of which 21,823,771 shares were issued and outstanding as of September 30, 2017.

All of our issued and outstanding ordinary shares are validly issued, fully paid and non-assessable. Our ordinary shares are not redeemable and do not have any preemptive rights.

Voting Rights

Pursuant to our Articles of Association, holders of our ordinary shares have one vote for each ordinary share held on all matters submitted to a vote before the shareholders at a general meeting. Shareholders may vote at a general meeting either in person, by proxy or by written ballot.

Quorum requirements

The quorum required for our general meetings of shareholders consists of at least two holders of our ordinary shares present in person or by proxy and holding among them at least 33 1/3% of the total outstanding voting rights.

Vote Requirements

Our Articles of Association provide that all resolutions of our shareholders require a simple majority vote, unless otherwise required by the Israeli Companies Law or by our Articles of Association. Under the Israeli Companies Law, each of (i) the approval of an extraordinary transaction with a controlling shareholder and (ii) the terms of employment or other engagement of the controlling shareholder of the company or such controlling shareholder’s relative (even if not extraordinary) requires special approval. For more information, see our Registration Statement on Form 8-A as filed with the SEC on September 2, 2014 under the heading “Item 1. Description of Registrant’s Securities to be Registered.” Under our Articles of Association, the alteration of the rights, privileges, preferences or obligations of any class of our shares requires the ordinary majority vote of all classes of shares voting together as a single class at a shareholder meeting. Our Articles of Association also require that the removal of any director from office (other than our external directors) or the amendment of the provisions of our amended articles relating to our staggered board requires the vote of 65% of the total voting power of our shareholders. Another exception to the simple majority vote requirement is a resolution for the voluntary winding up, or an approval of a scheme of arrangement or reorganization, of the Company pursuant to Section 350 of the Israeli Companies Law, which requires the approval of holders of 75% of the voting rights represented at the meeting, in person, by proxy or by voting deed and voting on the resolution.

Transfer of Shares; Share Ownership Restrictions

Our fully paid ordinary shares are issued in registered form and may be freely transferred under our Articles of Association, unless the transfer is restricted or prohibited by another instrument, applicable law or the rules of a stock exchange on which the shares are listed for trade. The ownership or voting of our ordinary shares by non-residents of Israel is not restricted in any way by our Articles of Association or the laws of the State of Israel, except for ownership by nationals of some countries that are, or have been, in a state of war with Israel.

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Election of Directors

Our ordinary shares do not have cumulative voting rights for the election of directors. As a result, the holders of a majority of the voting power represented at a shareholders meeting have the power to elect all of our directors, subject to the special approval requirements for external directors.

Under our Articles of Association, our board of directors must consist of not less than five but no more than thirteen directors, including two external directors as required by the Israeli Companies Law. Pursuant to our Articles of Association, other than the external directors, for whom special election requirements apply under the Israeli Companies Law, the vote required to appoint a director is a simple majority vote of holders of our voting shares, participating and voting at the relevant meeting. In addition, our directors, other than the external directors, are divided into three classes that are each elected at a general meeting of our shareholders every three years, in a staggered fashion (such that one class is elected each year), and serve on our board of directors unless they are removed by a vote of 65% of the total voting power of our shareholders at a general or special meeting of our shareholders or upon the occurrence of certain events, in accordance with the Israeli Companies Law and our Articles of Association. In addition, our Articles of Association allow our board of directors to appoint new directors and appoint directors to fill vacancies on the board of directors to serve for a term of office equal to the remaining period of the term of office of the directors(s) whose office(s) have been vacated. External directors are elected for an initial term of three years, may be elected for additional terms of three years each under certain circumstances, and may be removed from office pursuant to the terms of the Israeli Companies Law.

Dividend and Liquidation Rights

We may declare a dividend to be paid to the holders of our ordinary shares in proportion to their respective shareholdings. Under the Israeli Companies Law, dividend distributions are determined by the board of directors and do not require the approval of the shareholders of a company unless the company’s articles of association provide otherwise. Our Articles of Association do not require shareholder approval of a dividend distribution and provide that dividend distributions may be determined by our board of directors.

Pursuant to the Israeli Companies Law, a company may make a distribution of dividends out of its profits on the condition that there is no reasonable concern that the distribution may prevent the company from meeting its existing and expected obligations when they fall due. The Israeli Companies Law defines such profit as retained earnings or profits accrued in the last two years, whichever is greater, according to the last reviewed or audited financial statements of the company, provided that the date of the financial statements is not more than six months before the distribution.

In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of our ordinary shares in proportion to their shareholdings. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Exchange Controls

There are currently no Israeli currency control restrictions on payments of dividends or other distributions with respect to our ordinary shares or the proceeds from the sale of the shares, except for the obligation of Israeli residents to file reports with the Bank of Israel regarding certain transactions. However, legislation remains in effect pursuant to which currency controls can be imposed by administrative action at any time.

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Shareholder Meetings

Under Israeli law, we are required to hold an annual general meeting of our shareholders once every calendar year that must be held no later than 15 months after the date of the previous annual general meeting. All meetings other than the annual general meeting of shareholders are referred to in our Articles of Association as extraordinary general meetings. Our board of directors may call extraordinary general meetings whenever it sees fit, at such time and place, within or outside of Israel, as it may determine. In addition, the Israeli Companies Law provides that our board of directors is required to convene an extraordinary general meeting upon the written request of (i) any two of our directors or one-quarter of the members of our board of directors or (ii) one or more shareholders holding, in the aggregate, either (a) five percent or more of our outstanding issued shares and one percent of our outstanding voting power or (b) five percent or more of our outstanding voting power.

Subject to the provisions of the Israeli Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings are the shareholders of record on a date to be decided by the board of directors, which may be between four and 40 days prior to the date of the meeting. Furthermore, the Israeli Companies Law requires that resolutions regarding the following matters be passed at a general meeting of our shareholders:

•	amendments to our Articles of Association;

•	appointment or termination of our auditors;

•	appointment of external directors;

•	approval of certain related party transactions;

•	increases or reductions of our authorized share capital;

•	a merger; and

•	the exercise of our board of directors’ powers by a general meeting, if our board of directors is unable to exercise its powers and the exercise of any of its powers is required for our proper management.

The Israeli Companies Law and our Articles of Association require that notice of any annual general meeting or extraordinary general meeting be provided to shareholders at least 21 days prior to the meeting and if the agenda of the meeting includes the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, or an approval of a merger, notice must be provided at least 35 days prior to the meeting.

Under the Israeli Companies Law and under our Articles of Association, shareholders are not permitted to take action via written consent in lieu of a meeting.

Access to Corporate Records

Under the Israeli Companies Law, shareholders generally have the right to review the following: minutes of our general meetings; our shareholders register and principal shareholders register; our Articles of Association; our annual financial statements; and any document that we are required by law to file publicly with the Israeli Companies Registrar or the Israel Securities Authority. In addition, shareholders may request to be provided with any document related to an action or transaction with a related party that requires shareholder approval under the related party transaction provisions of the Israeli Companies Law. We may deny a request to review a document if we believe it has not been made in good faith, that the document contains a trade secret or patent or that the document’s disclosure may otherwise impair our interests.

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Acquisitions Under Israeli Law

Full Tender Offer. A person wishing to acquire shares of an Israeli public company and who would as a result hold over 90% of the target company’s issued and outstanding share capital (or of a class thereof) is required by the Israeli Companies Law to make a tender offer to all of the company’s shareholders for the purchase of all of the issued and outstanding shares of the company (or the applicable class). If as a result of a full tender offer the purchaser would own more than 95% of the issued and outstanding share capital of the company or of the applicable class, and more than half of the shareholders who do not have a personal interest in the offer accept the offer, all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law. The law provides for appraisal rights if any shareholder files a request in court within six months following the consummation of a full tender offer, but the purchaser is entitled to stipulate that tendering shareholders forfeit their appraisal rights. If as a result of a full tender offer the purchaser would own 95% or less of the issued and outstanding share capital of the company or of the applicable class, the purchaser may not acquire shares that will cause its shareholding to exceed 90% of the issued and outstanding share capital of the company or of the applicable class.

Special Tender Offer. The Israeli Companies Law provides that an acquisition of shares of an Israeli public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of 25% or more of the voting rights in the company, unless there is already another holder of at least 25% of the voting rights in the company. Similarly, the Israeli Companies Law provides that an acquisition of shares in a public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of more than 45% of the voting rights in the company, if there is no other shareholder of the company who holds more than 45% of the voting rights in the company, subject to certain exceptions.

A special tender offer must be extended to all shareholders of a company but the offeror is not required to purchase shares representing more than 5% of the voting power attached to the company’s outstanding shares, regardless of how many shares are tendered by shareholders. A special tender offer may be consummated only if (i) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (ii) the number of shares tendered in the offer exceeds the number of shares whose holders objected to the offer (excluding the purchaser, controlling shareholders, holders of 25% or more of the voting rights in the company or any person having a personal interest in the acceptance of the tender offer). If a special tender offer is accepted, then the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

Merger. The Israeli Companies Law permits merger transactions if approved by each party’s board of directors and, unless certain requirements described under the Israeli Companies Law are met, by a majority vote of each party’s shares, and, in the case of the target company, a majority vote of each class of its shares, voted on the proposed merger at a shareholders meeting.

For purposes of the shareholder vote, unless a court rules otherwise, the merger will not be deemed approved if a majority of the votes of shares represented at the shareholders meeting that are held by parties other than the other party to the merger, or by any person (or group of persons acting in concert) who holds (or hold, as the case may be) 25% or more of the voting rights or the right to appoint directors of the other party, vote against the merger. If, however, the merger involves a merger with a company’s own controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is instead subject to the same special majority approval that governs all extraordinary transactions with controlling shareholders.

If the transaction would have been approved by the shareholders of a merging company but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the value of the parties to the merger and the consideration offered to the shareholders of the company.

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Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of the merging entities, and may further give instructions to secure the rights of creditors.

In addition, a merger may not be consummated unless at least 50 days have passed from the date on which a proposal for approval of the merger was filed by each party with the Israeli Companies Registrar and at least 30 days have passed from the date on which the merger was approved by the shareholders of each party.

Anti-takeover Measures Under Israeli Law

The Israeli Companies Law allows us to create and issue shares having rights different from those attached to our ordinary shares, including shares providing certain preferred rights with respect to voting, distributions or other matters and shares having preemptive rights. Upon the closing of our IPO, our Articles of Association were amended to provide that no preferred shares are authorized. In the future, if we do authorize, create and issue a specific class of preferred shares, such class of shares, depending on the specific rights that may be attached to it, may have the ability to frustrate or prevent a takeover or otherwise prevent our shareholders from realizing a potential premium over the market value of their ordinary shares. The authorization and designation of a class of preferred shares will require an amendment to our Articles of Association, which requires the prior approval of the holders of a majority of the voting power attaching to our issued and outstanding shares at a general meeting. The convening of the meeting, the shareholders entitled to participate and the majority vote required to be obtained at such a meeting will be subject to the requirements set forth in the Israeli Companies Law as described above in “—Voting Rights.”

Transfer Agent and Registrar

The transfer agent and registrar for our ordinary shares is American Stock Transfer & Trust Company, LLC. Its address is 6201 15th Avenue, Brooklyn, New York 11219, and its telephone number is (718) 921-8200.

Listing

Our ordinary shares are listed on the NASDAQ Capital Market under the symbol “RWLK.”

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SHARES ELIGIBLE FOR FUTURE SALE

Future sales of our ordinary shares, including shares issued upon the exercise of outstanding options or warrants, in the public market after this offering, or the perception that those sales may occur, could cause the prevailing market price for our ordinary shares to fall or impair our ability to raise equity capital in the future. As described below, only a limited number of our ordinary shares will be available for sale in the public market for certain periods after the consummation of this offering due to contractual and legal restrictions on resale. Future sales of our ordinary shares in the public market either before (to the extent permitted) or after restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price of our ordinary shares at such time and our ability to raise equity capital at a time and price we deem appropriate.

Lock-up Agreements

We, each of our directors and executive officers, certain of our other officers and certain large shareholders, who beneficially own in the aggregate 16.1% of our outstanding ordinary shares (as of September 30, 2017, taking into account the effect of the Equity Exchange Program on the number of exercisable options, as if the Equity Exchange Program had been completed as of such date), have each agreed, subject to certain exceptions, not to offer, sell, dispose of or hedge any ordinary shares or securities convertible into or exchangeable for ordinary shares for a period of 90 days after the date of the final prospectus relating to this offering, except with the prior written consent of the underwriter. For more information, including with regard to the exceptions, see “Underwriting.”

Following the lock-up periods set forth in these agreements, and assuming that the underwriter does not release any parties from these agreements, ordinary shares of the parties to the lock-ups will become eligible for sale in the public market (substantially all of which are expected to be subject to volume, manner of sale and other limitations in compliance with Rule 144 under the Securities Act).

Resales of Shares Sold in this Offering

Based on our 22,066,352 ordinary shares outstanding as of November 3, 2017, upon the closing of this offering (using the assumed public offering price of $1.40, the last reported sales price of our ordinary shares on the NASDAQ Capital Market on November 3, 2017), and assuming (a) no exercise of outstanding options or warrants and (b) no conversion of the Kreos V Convertible Note, we will have outstanding an aggregate of (i) approximately 26,352,066 ordinary shares if the underwriter does not exercise its option to purchase $900,000 of additional shares and (ii) approximately 26,994,923 ordinary shares if the underwriter exercises its option to purchase such additional shares. Out of these shares, all of the ordinary shares to be sold in this offering, and any shares sold upon exercise of the underwriter’s option to purchase additional shares, will be freely tradable in the public market without restriction or further registration under the Securities Act, unless the shares are held by any of our “affiliates” as such term is defined in Rule 144 of the Securities Act.

Rule 144

Non-Affiliates

In general, under Rule 144, as currently in effect, because we have been subject to the public company reporting requirements of the Exchange Act for at least 90 days, a person (or persons whose shares are required to be aggregated) who is not deemed to have been one of our “affiliates” for purposes of Rule 144 at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months, including the holding period of any prior owner other than one of our “affiliates,” is entitled to sell those shares in the public market (subject to the terms of the lock-up agreements described above, if applicable) without complying with the manner of sale, volume limitation or notice provisions of Rule 144, but subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than “affiliates,” then such person is entitled to sell such shares in the public market (subject to the terms of the lock-up agreements described above, if applicable) without complying with any of the requirements of Rule 144.

Affiliates

In general, under Rule 144, as currently in effect, because we have been subject to the public company reporting requirements of the Exchange Act for at least 90 days, our “affiliates,” as defined in Rule 144, who have beneficially owned the shares proposed to be sold for at least six months are entitled to sell in the public market, upon expiration of any applicable lock-up agreements and within any three-month period, a number of ordinary shares that does not exceed the greater of:

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•	1.0% of the number of ordinary shares then outstanding, which will equal approximately ordinary shares immediately after this offering (calculated on the basis of the assumptions described above and assuming no exercise of the underwriter’s option to purchase additional shares and no exercise of outstanding options or warrants or conversion of the Kreos V Convertible Note); or

•	the average weekly trading volume of our ordinary shares on the NASDAQ Capital Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Such sales under Rule 144 by our “affiliates” or persons selling shares on behalf of our “affiliates” are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us. Notwithstanding the availability of Rule 144, certain holders have entered into lock-up agreements as described above, and their restricted securities will become eligible for sale (subject to the above limitations under Rule 144) upon the expiration of the restrictions set forth in those agreements.

Warrants and Kreos V Convertible Note

As of September 30, 2017, 403,804 ordinary shares were issuable pursuant to the exercise of outstanding warrants granted as part of our Series E Preferred investment round in July 2014 at an exercise price of $10.08, including warrants held by certain of our “affiliates.” There were also 2,437,500 ordinary shares issuable pursuant to the exercise of warrants issued in our follow-on offering of ordinary shares and warrants in November 2016, with an exercise price of $4.75. Additionally, as of September 30, 2017, there were 167,012 ordinary shares issuable pursuant to the exercise of warrants granted to Kreos V in connection with the Kreos V Loan Agreement in January and December 2016, with an exercise price of $9.64, and 2,523,660 ordinary shares issuable pursuant to the conversion of the Kreos V Convertible Note, at a conversion price of $1.268 per share (subject to customary anti-dilution adjustments). To the extent they are “affiliates,” these holders may face restrictions on the sale of the ordinary shares underlying their securities under Rule 144 described above, and, in the case of certain warrants, to the extent that they would exceed certain ownership thresholds.

Options and Other Equity Awards

We have filed registration statements on Form S-8 under the Securities Act to register our ordinary shares, and we intend to file additional registration statements on Form S-8 in the future as needed. As of September 30, 2017, 3,194,556 shares remained available for issuance to our and our affiliates’ respective employees, non-employee directors and consultants under our equity incentive plans, including 2,592,398 ordinary shares subject to outstanding awards (consisting of outstanding options to purchase 2,238,961 ordinary shares and 353,437 ordinary shares underlying unvested RSUs). Where registered pursuant to a Form S-8 registration statement, ordinary shares that we grant or issue under our equity incentive plans become available for sale in the open market immediately, subject to vesting provisions, lock-up restrictions and Rule 144 volume limitations applicable to our “affiliates.”

These numbers do not reflect the ultimate results of our one-time Equity Exchange Program for the exchange of “underwater” stock options for new RSUs, which expired on October 4, 2017. For more information on the Equity Exchange Program, see “Summary—Equity Exchange Program” above. Moreover, the number of shares issuable under our 2014 Plan may also increase annually based on an “evergreen” provision, and we may make other payments in ordinary shares under our 2014 Plan, some of which could require shareholder approval. For more information, see “Risk Factors—Future grants of ordinary shares under our equity incentive plans to our employees, directors and consultants or sales by these individuals could result in substantial dilution, thus decreasing the value of your investment in our ordinary shares, and certain grants may also require shareholder approval.”

Registration Rights

Pursuant to our Amended and Restated Shareholders’ Rights Agreement, dated July 14, 2014, with certain of our shareholders, as of September 30, 2017, the beneficial owners of approximately 4,116,143 of our ordinary shares were entitled to require that we register their shares under the Securities Act for resale into the public markets. In addition, in our Kreos V Convertible Note, we undertook to prepare and file with the SEC a registration statement to enable the resale by the Kreos V of the ordinary shares to be issued upon conversion of the note, unless they could otherwise be freely sold using Rule 144 under the Securities Act. All shares sold pursuant to an offering covered by a registration statement would be freely transferable without restriction.

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Rule 701

In general, under Rule 701 under the Securities Act as currently in effect, our employees, directors, officers, consultants or advisors who acquired ordinary shares from us in connection with a written compensatory stock or option plan or other written agreement in compliance with Rule 701 under the Securities Act before we became a public company (to the extent such ordinary shares are not subject to a lock-up agreement) are entitled to rely on Rule 701 to resell such shares (beginning 90 days after we became subject to the public company reporting requirements of the Exchange Act) in reliance on Rule 144, but without compliance with the holding period requirements contained in Rule 144. Accordingly, subject to any applicable lock-up agreements, under Rule 701 persons who are not our “affiliates,” as defined in Rule 144, may resell those shares without complying with the minimum holding period or public information requirements of Rule 144, and persons who are our “affiliates” may resell those shares without compliance with Rule 144’s minimum holding period requirements (subject to the terms of the lock-up agreements, if applicable).

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Approval of Related Party Transactions

Although we do not have a formal written policy as to the approval of related party transactions, all related party transactions for which disclosure would be required under Item 404 of Regulation S-K are approved based on procedures under Israeli law, as is duly memorialized in the minutes of the meetings of the Board, audit committee and shareholders, as applicable. See “Part III, Item 10. Directors, Executive Officers and Corporate Governance—Corporate Governance—Approval of Related Party Transactions Under Israeli Law” of our 2016 Form 10-K incorporated by reference into this prospectus for a discussion of our policies and procedures related to related party transactions and conflicts of interest.

We describe below transactions and series of similar transactions satisfying the following criteria:

•	the transaction is currently proposed, or we were or have been a party to it at some point between January 1, 2014 and the date of this prospectus;

•	the amount involved exceeds or exceeded $120,000; and

•	any of our directors, executive officers, beneficial owners of more than 5% of our ordinary shares, or any affiliates or members of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest in the transaction.

Reportable Related Party Transactions

Series C Preferred Share Purchase Agreement

On July 26, 2011, we entered into a Share Purchase Agreement with Israel Healthcare Ventures 2 LP Incorporated, or IHCV, entities affiliated with Pontifax (Cayman) II L.P., or Pontifax, entities affiliated with Vitalife and the other parties named therein. We refer to this agreement in this prospectus as the “Series C SPA.” At the time we entered into the Series C SPA, the Vitalife entities held our preferred shares, warrants to purchase our preferred shares and convertible loans previously made to us. Pursuant to the Series C SPA:

•	We issued an aggregate of 51,976 of our Preferred C-1 shares and warrants to purchase an aggregate of 15,593 of our Preferred C-1 Shares to IHCV and the Pontifax entities for an aggregate purchase price in cash of $5.5 million.

•	We issued 11,341 of our Preferred C-1 Shares and warrants to purchase 3,402 of our Preferred C-1 Shares to the Vitalife entities for a purchase price in cash of $1.2 million. We also issued 6,182 of our Preferred C-2 Shares and warrants to purchase 1,483 of our Preferred C-1 Shares to the Vitalife entities in connection with the conversion of $0.5 million of principal and interest outstanding under convertible loans previously made to us.

•	We issued additional Preferred C-1 Shares and Preferred C-2 Shares and warrants to purchase Preferred C-1 Shares to other parties on the same terms as noted above.

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The Preferred C-1 Shares were issued at a price per share of $105.82 and the Preferred C-2 shares were issued at a price per share of $84.65. The convertible loans were made in 2010 and bore interest at an annual rate of 7.0%.

The warrants expired upon the consummation of our IPO. All of our Preferred C Shares automatically converted into ordinary shares immediately prior to the closing of our IPO.

Series D Preferred Share Purchase Agreement

On September 24, 2013, we entered into a Share Purchase Agreement with Yaskawa, IHCV, entities affiliated with Pontifax, entities affiliated with Vitalife and the other parties named therein. We refer to this agreement in this prospectus as the “Series D SPA.” At the time we entered into the Series D SPA, IHCV, the Pontifax entities and the Vitalife entities held our preferred shares, warrants to purchase our preferred shares and convertible loans previously made to us. Pursuant to the Series D SPA:

•	We issued 82,645 of our Preferred D-1 Shares to Yaskawa for a purchase price in cash of $10.0 million (price per Preferred D-1 Share of $121.00). In connection with this issuance, we entered into other agreements with Yaskawa. See “—Agreements with Yaskawa.”

•	We issued an aggregate of 67,591 of our Preferred D-2 shares to IHCV, the Pontifax entities and the Vitalife entities in connection with the conversion of an aggregate of $6.5 million of principal and interest outstanding under convertible loans previously made to us (price per Preferred D-2 Share of $96.80).

•	We issued additional Preferred D-2 shares to other parties at the same price per share noted above and issued Preferred D-3 Shares and Preferred D-4 shares to other parties.

The convertible loans were made from December 2012 through June 2013 and bore interest at an annual rate of 7%. Pursuant to the terms of the Series D SPA, we also issued 1,377 Preferred Series D-1 Shares to Yaskawa on each of April 1, May 1 and June 1, 2014.

All of our Preferred D Shares automatically converted into ordinary shares immediately prior to the closing of our IPO.

Series E Preferred Securities Purchase Agreement

On June 26, 2014, we entered into a Securities Purchase Agreement with Israel Healthcare Ventures 2 LP Incorporated, or IHCV, entities affiliated with Vitalife, entities affiliated with Pontifax, entities affiliated with OurCrowd Investment in Argo L.P., or OurCrowd, and other entities that no longer beneficially own more than 5% of our outstanding ordinary shares. We refer to this agreement in this prospectus as the “Series E SPA.” The price per share of our Preferred E Shares reflected in the Series E SPA had been set forth in a non-binding term sheet dated June 9, 2014, prior to our receipt of FDA clearance to market ReWalk Personal in the United States. The transaction closed in July 2014. At the time we entered into the Series E SPA, certain parties thereto, including entities affiliated with SCP Vitalife Partners II, Israel Healthcare Ventures 2 L.P., entities affiliated with Pontifax and Previz Ventures L.P., held our preferred shares and warrants to purchase our preferred shares.

Pursuant to the Series E SPA, we issued an aggregate of 75,695 of our Preferred E Shares and warrants to purchase an aggregate of 37,850 Preferred E Shares to Gabriel and the other investors named in the Series E SPA for an aggregate purchase price in cash of $13.0 million (which were later adjusted). The Preferred E Shares were issued at a price of $171.74 per share. The warrants have an exercise price of $10.08 per share and are exercisable until four years from date of grant, subject to certain adjustments.

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Additionally, our pre-IPO Articles of Association provided for anti-dilution protections to certain pre-IPO holders of our preferred shares based on the IPO price. As a result, for no additional consideration, we issued an additional 203,580 ordinary shares to such certain shareholders.

Amended and Restated Shareholders’ Rights Agreement

On July 14, 2014, in connection with our series E financing round completed in June 2014, we entered into an Amended and Restated Shareholders’ Rights Agreement, or the Shareholders’ Rights Agreement, with IHCV, entities affiliated with Vitalife, Yaskawa, and other individuals, entities and other shareholders that no longer beneficially own more than 5% of our outstanding ordinary shares or are otherwise no longer related parties. The Shareholders’ Rights Agreement provides the shareholders party to it holding Registrable Securities (as defined below), or the Significant Shareholders, with the registration rights described below.

Form S-1 or Form F-1 Demand Rights. Subject to any lock-up agreements entered into by holders of registration rights, upon the written request of the requisite holders, we are required to file a registration statement on Form S-1 or Form F-1 with respect to the Registrable Securities (as defined below) requested to be included in the registration statement. Following a request to effect such a registration, we are required to give notice of the request to the other Significant Shareholders and offer them an opportunity to include their Registrable Securities in the registration statement. We will not be required to effect more than four registrations (including our IPO) on Form S-1 or Form F-1. Of the four potential demand registrations: (i) one may be initiated by the holders of at least 65% (including Yaskawa) of the issued and outstanding ordinary shares that were preferred shares prior to our IPO; (ii) one may be initiated by the holders of at least 65% (including IHCV) of the issued and outstanding ordinary shares that were preferred shares prior to our IPO; (iii) one may be initiated by the holders of at least 65% (including the entities affiliated with SCP Vitalife) of the issued and outstanding ordinary shares that were preferred shares prior to our IPO; and (iv) one may be initiated by the holders of at least 50% of the issued and outstanding ordinary shares that were preferred E shares prior to our IPO. “Registrable Securities” means (i) our ordinary shares that were issued upon conversion of our preferred shares,  (ii) shares issued in respect of shares referred to in (i) above and (iii) any shares issued pursuant to a share split, combination thereof or other similar recapitalization with respect to any of the shares described in clauses (i) or (ii) above.

Form F-3 and Form S-3 Demand Rights. As long as we are eligible under applicable securities laws to file a registration statement on Form S-3, or if we are eligible to file on Form F-3, upon the request of any holder of our ordinary shares that were preferred shares prior to our IPO, we will be required to file a registration statement on Form S-3 or Form F-3, as applicable, in respect of such Registrable Securities. Following a request to effect such a registration, we will be required to give notice of the request to the other Significant Shareholders and offer them an opportunity to include their Registrable Securities in the registration statement. We will not be required to effect an offering pursuant to a registration statement on Form S-3 or Form F-3 more than twice in any 12-month period and are only required to do so if the aggregate proceeds from any such offering are estimated in good faith to be in excess of $1.0 million.

Piggyback Registration Rights. Holders of Registrable Securities have the right to request that we include their Registrable Securities in any registration statement filed by us in the future for the purposes of a public offering by us or any other person other than holders of Registrable Securities, subject to specified exceptions.

Cutback. In the event that the managing underwriter of shares to be distributed pursuant to a demand registration or in connection with a piggyback registration advises holders of Registrable Securities that marketing factors require a limitation on the number of shares that can be included in the offering, Registrable Securities will be included in the registration statement in an agreed order of preference among the holders of registration rights.

Termination. All registration rights described above will terminate on the fifth anniversary of the closing of our IPO.

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Expenses. We have agreed to pay all expenses in carrying out the foregoing registrations other than selling shareholders’ underwriting discounts and commissions and transfer taxes.

Pursuant to the Shareholders’ Rights Agreement, as of September 30, 2017, the beneficial owners of approximately 4,116,143 of our ordinary shares were entitled to require that we register their shares under the Securities Act for resale into the public markets.

Agreements with Yaskawa

On September 24, 2013, we entered into a Strategic Alliance Agreement with Yaskawa. Pursuant to the Strategic Alliance Agreement, we and Yaskawa will collaborate in the following areas, among others:

•	marketing, distribution and commercialization of our products by Yaskawa, subject to a separate distribution agreement;

•	marketing and distribution of future Yaskawa healthcare equipment products by us in the scope of our sales network; and

•	improvement and quality control of our products by applying Yaskawa’s know-how and expertise in motion control and robotics.

The Strategic Alliance Agreement also provides for the creation of a joint steering committee to meet quarterly to review, among other things, sales targets for our products by Yaskawa, opportunities for us to sell Yaskawa products, possibilities for quality improvements to our products by applying Yaskawa’s expertise and future research and development for our products. In the future, subject to any necessary regulatory clearance, we are entitled to market and sell certain of Yaskawa’s products currently under development, which consist of complementary products to the ReWalk, in the United States and Europe. While the terms of any such arrangement, including with respect to any compensation we may receive, have not yet been agreed, we expect that any such compensation would take the form of a percentage discount off of each product’s list price or another customary arrangement. The term of the agreement is ten years, but it may be terminated by either party after seven years or upon 60 days’ notice in the event of an uncured default under the agreement.

On September 24, 2013, we and Yaskawa also entered into an Exclusive Distribution Agreement which provides that Yaskawa will be our exclusive distributor in Japan, China (including Hong Kong and Macau), Taiwan, South Korea, Singapore and Thailand. In addition, if we desire to sell any exoskeleton products into any regional market in the Asian and Pacific regions (other than Australia, New Zealand or India), Yaskawa will have a right of first refusal to serve as distributor in those markets, subject to an agreement on minimum purchase requirements. In addition, if we offer better pricing to any other distributor than what we offer Yaskawa, Yaskawa will be entitled to that pricing. The initial term of the Exclusive Distribution Agreement is ten years. Either party may terminate the agreement upon 90 days’ written notice after seven years or upon an event of default under the agreement or a bankruptcy event of the other party. Through September 30, 2017, Yaskawa had paid us an aggregate of approximately $600,000 pursuant to this agreement.

Agreements with Kreos Funds

On December 30, 2015, we entered into the Kreos V Loan Agreement with Kreos V, pursuant to which Kreos V extended a line of credit to us in the amount of $20.0 million. In connection with the Kreos V Loan Agreement, we issued to Kreos V a warrant to purchase up to 119,295 ordinary shares at an exercise price of $9.64 per share, which was increased to represent the right to purchase up to 167,012 ordinary shares on December 28, 2016. On June 9, 2017, we entered into the first amendment of the Kreos V Loan Agreement, under which $3.0 million of the outstanding principal is extended and subject to the terms of the Kreos V Convertible Note, convertible into up to 2,523,660 ordinary shares (subject to customary anti-dilution adjustments in connection with a share split, reverse share split, share dividend, combination, reclassification or otherwise). This amount includes (i) 2,365,931 ordinary shares issuable upon conversion of the $3.0 million at $1.268 per share and (ii) 157,729 ordinary shares issuable upon conversion of “end of loan payments” totaling $200,000 at $1.268 per share. Pursuant to the Kreos V Loan Agreement, we are required to pay Kreos V “end of loan payments” equal to 1.0% of the amount of each tranche drawn down upon the expiration of each such tranche. Because the aggregate amount we drew down under the Kreos V Loan Agreement equals $20,000,000, the total “end of loan payments” equal $200,000. All amounts are convertible at any time until the earlier of (i) the maturity date of June 9, 2020 or (ii) a “Change of Control,” as defined in the Kreos V Loan Agreement. In lieu of receiving the “end of loan payments,” Kreos V may also require us to pay, upon conversion of the Convertible Note, in whole or in part, an amount equal to 1% of the principal amount so converted and on the maturity date of June 9, 2020, we must pay to Kreos, in addition to the then-outstanding principal amount, an amount equal to 1% of the then-outstanding principal amount.

In the Convertible Note, we undertook to prepare and file with the SEC (within five months of June 9, 2017) a registration statement on Form S-3 to enable the resale by the Kreos V, from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, of the ordinary shares to be issued upon conversion of the Convertible Note, except shares that have been or could otherwise be freely sold using Rule 144 under the Securities Act. We also agreed to use commercially reasonable efforts to cause the registration statement to become effective as soon as reasonably practicable after we file it. For more information on these agreements with Kreos V, see Note 6 to our audited consolidated financial statements in our 2016 Form 10-K and Note 6 to our unaudited condensed consolidated financial statements in our Q3 2017 Form 10-Q, each incorporated by reference into this prospectus. We may in the future choose to refinance up to a substantial portion of our remaining indebtedness under the Kreos V Loan Agreement, including by tying our repayment obligations and amortization schedule to the achievement of certain business milestones, which we have considered with Kreos V from time to time.

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We had previously entered into a loan agreement with Kreos Capital IV (Expert Fund) Limited, or Kreos IV, dated June 19, 2014, pursuant to which Kreos IV extended a line of credit to us in the amount of $5.0 million. In connection with this extension of credit, we granted Kreos IV warrants to purchase 5,372 ordinary shares (representing 96,696 ordinary shares after the share split that occurred prior to our IPO). In connection with our IPO, all of such warrants were exercised by Kreos IV on a cashless basis into 79,200 ordinary shares. We did not draw down any amounts under this loan agreement, and it expired on December 31, 2015.

Agreements with Directors and Officers

Employment Agreements. We have entered into written employment agreements with each of our executive officers. These agreements have provided for or currently provide for notice periods of varying duration for termination of the agreement by us or by the relevant executive officer, during which time the executive officer continues to receive base salary and benefits. We have also entered into customary non-competition, confidentiality of information and ownership of inventions arrangements with our executive officers. However, the enforceability of the non-competition provisions may be limited under applicable law.

Options and RSUs. Since our inception, we have granted options and RSUs to purchase our ordinary shares to our officers and certain of our directors. Such option agreements and RSU agreements may contain provisions providing for acceleration or other events upon certain merger, acquisition, or change of control transactions. See “Part III, Item 11. Executive Compensation—Equity Compensation Plans” of our 2016 Form 10-K incorporated by reference into this prospectus.

Exculpation, Indemnification and Insurance. Our Articles of Association permit us to exculpate, indemnify and insure certain of our office holders to the fullest extent permitted by the Israel Companies Law. We have entered into indemnification agreements with our office holders, exculpating them from a breach of their duty of care to us to the fullest extent permitted by law and undertaking to indemnify them to the fullest extent permitted by law, subject to certain exceptions, including with respect to liabilities resulting from our IPO to the extent that these liabilities are not covered by insurance.

Other Information

For information on the beneficial owners of more than 5% of our ordinary shares, see “Security Ownership of Certain Beneficial Owners and Management” included in our Proxy Statement incorporated by reference into this prospectus.

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MATERIAL TAX CONSIDERATIONS

The following description is not intended to constitute a complete analysis of all tax consequences relating to the acquisition, ownership and disposition of our ordinary shares. You should consult your own tax advisor concerning the tax consequences of your particular situation, as well as any tax consequences that may arise under the laws of any state, local, foreign or other taxing jurisdiction.

Israeli Tax Considerations

The following is a discussion of the material Israeli tax consequences concerning the ownership and disposition of our ordinary shares. This summary does not discuss all the aspects of Israeli tax law that may be relevant to a particular investor in light of his or her personal investment circumstances or to some types of investors subject to special treatment under Israeli law. Examples of such investors include residents of Israel or traders in securities who are subject to special tax regimes not covered in this discussion. Because parts of this discussion are based on new tax legislation that has not yet been subject to judicial or administrative interpretation, we cannot assure you that the appropriate tax authorities or the courts will accept the views expressed in this discussion. The discussion below is subject to change, including due to amendments under Israeli law or changes to the applicable judicial or administrative interpretations of Israeli law, which change could affect the tax consequences described below.

Capital Gains Taxes Applicable to Non-Israeli Resident Shareholders

A non-Israeli resident who derives capital gains from the sale of shares in an Israeli resident company that were purchased after the company was listed for trading on a stock exchange outside of Israel will be exempt from Israeli tax so long as the shares were not held through a permanent establishment that the non-resident maintains in Israel. However, non-Israeli corporations will not be entitled to the foregoing exemption if Israeli residents: (i) have a controlling interest of more than 25% in such non-Israeli corporation or (ii) are the beneficiaries of, or are entitled to, 25% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly. Such exemption is not applicable to a person whose gains from selling or otherwise disposing of the shares are deemed to be a business income.

Additionally, a sale of securities by a non-Israeli resident may be exempt from Israeli capital gains tax under the provisions of an applicable tax treaty. For example, under the United States-Israel Tax Treaty, the disposition of shares by a shareholder who (i) is a U.S. resident (for purposes of the treaty), (ii) holds the shares as a capital asset, and (iii) is entitled to claim the benefits afforded to such person by the treaty, is generally exempt from Israeli capital gains tax. Such exemption will not apply if: (i) the capital gain arising from the disposition can be attributed to a permanent establishment in Israel; (ii) the shareholder holds, directly or indirectly, shares representing 10% or more of the voting capital during any part of the 12-month period preceding the disposition, subject to certain conditions; or (iii) such U.S. resident is an individual and was present in Israel for 183 days or more during the relevant taxable year. In such case, the sale, exchange or disposition of our ordinary shares should be subject to Israeli tax, to the extent applicable; however, under the United States-Israel Tax Treaty, the taxpayer would be permitted to claim a credit for such taxes against the U.S. federal income tax imposed with respect to such sale, exchange or disposition, subject to the limitations under U.S. law applicable to foreign tax credits. The United States-Israel Tax Treaty does not relate to U.S. state or local taxes.

In some instances where our shareholders may be liable for Israeli tax on the sale of their ordinary shares, the payment of the consideration may be subject to the withholding of Israeli tax at source.

If the above exemptions from capital gains tax are not available, individuals will be subject to a 25% tax rate on capital gains derived from the sale of shares, as long as the individual is not a “substantial shareholder” of the corporation issuing the shares. A “substantial shareholder” is generally a person who alone or together with such person’s relative or another person who collaborates with such person on a permanent basis, holds, directly or indirectly, at least 10% of any of the “means of control” of the corporation. “Means of control” generally include the right to vote, receive profits, nominate a director or an executive officer, receive assets upon liquidation, or order someone who holds any of the aforesaid rights how to act, regardless of the source of such right. A substantial shareholder will be subject to tax at a rate of 30% in respect of capital gains derived from the sale of shares issued by a corporation in which he or she is a substantial shareholder. The determination of whether the individual is a substantial shareholder will be made on the date on which the securities are sold. In addition, the individual will be deemed to be a substantial shareholder if at any time during the 12 months preceding the date of sale he or she was a substantial shareholder.

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As of January 1, 2017, shareholders that are individuals with taxable income exceeding NIS 640,000 in a tax year (linked to the consumer price index each year) will be subject to an additional tax, referred to as High Income Tax, at the rate of 3% on their taxable income for such tax year which is in excess of such threshold. For this purpose taxable income will include taxable capital gains from the sale of our shares and taxable income from dividend distributions.

If the above exemptions from capital gains tax are not available, corporations will be subject to the corporate tax rate (24% as of 2017 and scheduled to decrease to 23% for 2018 and onwards) on capital gains derived from the sale of shares.

Taxation of Non-Israeli Shareholders on Receipt of Dividends

Non-Israeli residents are generally subject to Israeli income tax on the receipt of dividends paid on our ordinary shares at the rate of 25%, unless relief is provided in a treaty between Israel and the shareholder’s country of residence. With respect to a person who is a substantial shareholder at the time of receiving the dividend or on any time during the preceding twelve months, the applicable tax rate is 30%. Dividends paid on publicly traded shares, like our ordinary shares, to non-Israeli residents are generally subject to Israeli withholding tax at a rate of 25%, unless a different rate is provided under an applicable tax treaty, provided that a certificate from the Israeli Tax Authority allowing for a reduced withholding tax rate is obtained in advance. Under the United States-Israel Tax Treaty, the maximum rate of tax withheld at source in Israel on dividends paid to a holder of our ordinary shares who is a U.S. resident (for purposes of the United States-Israel Tax Treaty) is 25%. The United States Israel Tax Treaty provides for reduced tax rates on dividends if (a) the shareholder is a U.S. corporation holding at least 10% of our issued voting power during the part of the tax year that precedes the date of payment of the dividend and held such minimal percentage during the whole of its prior tax year, and (b) not more than 25% of the Israeli company’s gross income consists of interest or dividends, other than dividends or interest received from subsidiary corporations or corporations 50% or more of the outstanding voting shares of which is owned by the Israeli company. The reduced treaty rate, if applicable, is 15% in the case of dividends paid from income derived from a Beneficiary or Preferred Enterprise (as those concepts are discussed in “Item 10E. Additional Information—Taxation” of our Annual Report on Form 20-F for the year ended December 31, 2014) or 12.5% otherwise. We cannot assure you that in the event we declare a dividend we will designate the income out of which the dividend is paid in a manner that will reduce shareholders’ tax liability.

If the dividend is attributable partly to income derived from a Beneficiary Enterprise or Preferred Enterprise and partly to other sources of income, the withholding rate will be a blended rate reflecting the relative portions of the two types of income. U.S. residents who are subject to Israeli withholding tax on a dividend may be entitled to a credit or deduction for United States federal income tax purposes in the amount of the taxes withheld, subject to detailed rules contained in U.S. tax legislation.

Israel Innovation Authority

We have received grants from the IIA for research and development programs in the aggregate amount of approximately $1.6 million as of September 30, 2017.  For a description of our obligations in connection with the grants from the IIA under the Israeli Encouragement of Industrial Research and Development Law, 5744-1984, and the related regulations, see “Part I. Item 1A. Risk Factors—Risks Related to our Incorporation and Location in Israel—We have received Israeli government grants for certain of our research and development activities and we may receive additional grants in the future. The terms of those grants restrict our ability to manufacture products or transfer technologies outside of Israel, and we may be required to pay penalties in such cases or upon the sale of our company” and “Part II. Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Components of Our Statements of Operations—Grants and Other Funding” in our 2016 Form 10-K incorporated by reference into this prospectus.

U.S. Federal Income Tax Considerations

The following is a description of the material U.S. federal income tax consequences relating to the acquisition, ownership and disposition of our ordinary shares by a U.S. Holder (as defined below). This description addresses only the U.S. federal income tax consequences to U.S. Holders that are initial purchasers of our ordinary shares and that will hold such ordinary shares as capital assets. This description does not address tax considerations applicable to U.S. Holders that may be subject to special tax rules, including, without limitation:

•	banks, financial institutions or insurance companies;

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•	brokers, dealers or traders in securities, commodities or currencies;

•	tax-exempt entities or organizations, including an “individual retirement account” or “Roth IRA” as defined in Section 408 or 408A of the Code (as defined below), respectively;

•	certain former citizens or long-term residents of the United States;

•	persons that received our shares as compensation for the performance of services;

•	persons that will hold our shares as part of a “hedging,” “integrated” or “conversion” transaction or as a position in a “straddle” for U.S. federal income tax purposes;

•	partnerships (including entities classified as partnerships for U.S. federal income tax purposes) or other pass-through entities, or holders that will hold our shares through such an entity;

•	S corporations;

•	holders that acquire ordinary shares as a result of holding or owning our preferred shares;

•	holders whose “functional currency” is not the U.S. Dollar; or

•	holders that own directly, indirectly or through attribution 10.0% or more of the voting power or value of our shares.

Moreover, this description does not address the U.S. federal estate, gift or alternative minimum tax consequences, or any state, local or foreign tax consequences, of the acquisition, ownership and disposition of our ordinary shares.

This description is based on the U.S. Internal Revenue Code of 1986, as amended, or the Code, existing, proposed and temporary United States Treasury Regulations and judicial and administrative interpretations thereof, in each case as in effect and available on the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax consequences described below. There can be no assurances that the U.S. Internal Revenue Service, or the IRS, will not take a different position concerning the tax consequences of the acquisition, ownership and disposition of our ordinary shares or that such a position would not be sustained. Holders should consult their own tax advisors concerning the U.S. federal, state, local and foreign tax consequences of purchasing, owning and disposing of our ordinary shares in their particular circumstances.

For purposes of this description, a “U.S. Holder” is a beneficial owner of our ordinary shares that, for United States federal income tax purposes, is:

•	a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof, including the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if such trust has validly elected to be treated as a United States person for U.S. federal income tax purposes or if (1) a court within the United States is able to exercise primary supervision over its administration and (2) one or more United States persons have the authority to control all of the substantial decisions of such trust.

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If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds our ordinary shares, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. Such a partner or partnership should consult its tax advisor as to the particular U.S. federal income tax consequences of acquiring, owning and disposing of our ordinary shares in its particular circumstance.

You should consult your tax advisor with respect to the U.S. federal, state, local and foreign tax consequences of acquiring, owning and disposing of our ordinary shares.

Distributions

Subject to the discussion below under “Passive Foreign Investment Company Considerations,” the gross amount of any distribution made to you with respect to our ordinary shares before reduction for any Israeli taxes withheld therefrom, other than certain distributions, if any, of our ordinary shares distributed pro rata to all our shareholders, generally will be includible in your income as dividend income to the extent such distribution is paid out of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. We do not expect to maintain calculations of our earnings and profits under U.S. federal income tax principles. Therefore, you should expect that the entire amount of any distribution generally will be reported as dividend income to you. Subject to applicable limitations (and assuming that we are not a passive foreign investment company for our taxable year in which the dividend is paid or the preceding taxable year), dividends paid to certain non-corporate U.S. Holders may qualify for the preferential rates of taxation with respect to dividends on ordinary shares if certain requirements, including stock holding period requirements, are satisfied by the recipient and either we are eligible for the benefits of the United States-Israel Tax Treaty or our ordinary shares are readily tradable on an established market in the United States. However, such dividends will not be eligible for the dividends received deduction generally allowed to corporate U.S. Holders. To the extent that the amount of any distribution by us exceeds our current and accumulated earnings and profits as determined under U.S. federal income tax principles, it will be treated first as a return of your adjusted tax basis in our ordinary shares to the extent thereof and thereafter as either long-term or short-term capital gain depending upon whether your holding period for our ordinary shares exceeds one year as of the time such distribution is received.

Subject to certain conditions and limitations, Israeli tax withheld on dividends may be deducted from your taxable income or credited against your U.S. federal income tax liability. Dividends paid to you with respect to our ordinary shares will generally be treated as foreign source income, which may be relevant in calculating your foreign tax credit limitation. However, for periods in which we are a “United States-owned foreign corporation,” a portion of dividends paid by us may be treated as U.S. source solely for purposes of the foreign tax credit. We will be treated as a United States-owned foreign corporation if 50% or more of the total value or total voting power of our stock is owned, directly, indirectly or by attribution, by United States persons. To the extent any portion of our dividends is treated as U.S. source income pursuant to this rule, the ability of a U.S. Holder to claim a foreign tax credit for any Israeli withholding taxes payable in respect of our dividends may be limited. A U.S. Holder entitled to benefits under the United States-Israel Tax Treaty may, however, elect to treat any dividends as foreign source income for foreign tax credit purposes if the dividend income is separated from other income items for purposes of calculating the U.S. Holder’s foreign tax credit. You should consult your tax advisor about the impact of, and any exception available to, the special sourcing rule described in this paragraph, and the desirability of making, and the method of making, such an election.

The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends that we distribute generally should constitute “passive category income,” or, in the case of certain U.S. Holders, “general category income.” A foreign tax credit for foreign taxes imposed on distributions may be denied if you do not satisfy certain minimum holding period requirements. The rules relating to the determination of the foreign tax credit are complex, and you should consult your tax advisor to determine whether and to what extent you will be entitled to this credit.

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Sale, Exchange or Other Taxable Disposition of Ordinary Shares

Subject to the discussion below under “Passive Foreign Investment Company Considerations,” you generally will recognize gain or loss on the sale, exchange or other taxable disposition of our ordinary shares equal to the difference between the amount realized on such sale, exchange or other taxable disposition and your adjusted tax basis in our ordinary shares, and such gain or loss generally will be capital gain or loss. The adjusted tax basis in an ordinary share generally will be equal to the cost of such ordinary share. If you are a non-corporate U.S. Holder, capital gain from the sale, exchange or other taxable disposition of ordinary shares is generally eligible for a preferential rate of taxation applicable to capital gains, if your holding period for such ordinary shares exceeds one year (i.e., such gain is long-term capital gain). The deductibility of capital losses for U.S. federal income tax purposes is subject to limitations under the Code. Any recognized gain or loss generally will be treated as U.S. source income or loss for foreign tax credit limitation purposes.

Passive Foreign Investment Company Considerations

If we were to be classified as a PFIC in any taxable year, a U.S. Holder would be subject to special rules generally intended to reduce or eliminate any benefits from the deferral of U.S. federal income tax that a U.S. Holder could derive from investing in a non-U.S. company that does not distribute all of its earnings on a current basis.

A non-U.S. corporation will be classified as a PFIC for federal income tax purposes in any taxable year in which, after applying certain look-through rules with respect to the income and assets of subsidiaries, either:

•	at least 75% of its gross income is “passive income”; or

•	at least 50% of the average quarterly value of its total gross assets (which may be measured in part by the market value of our ordinary shares, which is subject to change as discussed below) is attributable to assets that produce “passive income” or are held for the production of passive income.

Passive income for this purpose generally includes dividends, interest, royalties, rents, gains from commodities and securities transactions, the excess of gains over losses from the disposition of assets which produce passive income, and includes amounts derived by reason of the temporary investment of funds raised in offerings of our ordinary shares. If a non-U.S. corporation owns directly or indirectly at least 25% by value of the stock of another corporation, the non-U.S. corporation is treated for purposes of the PFIC tests as owning its proportionate share of the assets of the other corporation and as receiving directly its proportionate share of the other corporation’s income. If we are classified as a PFIC in any year with respect to which a U.S. Holder owns our ordinary shares, we will generally continue to be treated as a PFIC with respect to such U.S. Holder in all succeeding years during which the U.S. Holder owns our ordinary shares, regardless of whether we continue to meet the tests described above.

Based on our gross income and assets and the nature of our business, we do not believe that we were a PFIC for the taxable year ended December 31, 2016. There can be no assurance that we will not be considered a PFIC for the taxable year ending December 31, 2017 or any subsequent taxable year. PFIC status is determined as of the end of the taxable year and depends on a number of factors, including the value of a corporation’s assets and the amount and type of its gross income. Furthermore, because the value of our gross assets is likely to be determined in large part by reference to our market capitalization, there is a significant risk that a decline in the value of our ordinary shares could result in our becoming a PFIC. Even though we have determined that we were not a PFIC for the year ended December 31, 2016, there can be no assurance that the IRS will agree with our conclusion.

Under certain attribution rules, if we are a PFIC, U.S. Holders will be deemed to own their proportionate share of our PFIC subsidiaries, such subsidiaries referred to as “lower-tier PFICs,” and will be subject to U.S. federal income tax in the manner discussed below on (1) a distribution to us on the shares of a “lower-tier PFIC” and (2) a disposition by us of shares of a “lower-tier PFIC,” both as if the holder directly held the shares of such “lower-tier PFIC.”

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If an entity is treated as a PFIC for any taxable year during which a U.S. Holder holds (or, as discussed in the previous paragraph, is deemed to hold) its ordinary shares, such holder will be subject to adverse U.S. federal income tax rules. In general, if a U.S. Holder disposes of shares of a PFIC (including an indirect disposition or a constructive disposition of shares of a “lower-tier PFIC”), gain recognized or deemed recognized by such holder would be allocated ratably over such holder’s holding period for the shares. The amounts allocated to the taxable year of disposition and to years before the entity became a PFIC, if any, would be treated as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for such taxable year for individuals or corporations, as appropriate, and an interest charge would be imposed on the tax attributable to such allocated amounts. Further, any distribution in respect of shares of a PFIC (or a distribution by a lower-tier PFIC to its shareholders that is deemed to be received by a U.S. Holder) in excess of 125% of the average of the annual distributions on such shares received or deemed to be received during the preceding three years or the U.S. Holder’s holding period, whichever is shorter, would be subject to taxation in the manner described above. In addition, dividend distributions made to you will not qualify for the preferential rates of taxation applicable to long-term capital gains discussed above under “Distributions.”

Where a company that is a PFIC meets certain reporting requirements, a U.S. Holder can avoid certain adverse PFIC consequences described above by making a “qualified electing fund,” or QEF, election to be taxed currently on its proportionate share of the PFIC’s ordinary income and net capital gains. However, we do not intend to comply with the necessary accounting and record keeping requirements that would allow a U.S. Holder to make a QEF election with respect to us.

If we are a PFIC and our ordinary shares are “regularly traded” on a “qualified exchange,” a U.S. Holder may make a mark-to-market election with respect to our ordinary shares (but not the shares of any lower-tier PFICs), which may help to mitigate the adverse tax consequences resulting from our PFIC status (but not that of any lower-tier PFICs). Our ordinary shares will be treated as “regularly traded” in any calendar year in which more than a de minimis quantity of the ordinary shares are traded on a qualified exchange on at least 15 days during each calendar quarter (subject to the rule that trades that have as one of their principal purposes the meeting of the trading requirement are disregarded). The NASDAQ Capital Market is a qualified exchange for this purpose and, consequently, if the ordinary shares are regularly traded, the mark-to-market election will be available to a U.S. Holder; however, there can be no assurance that trading volumes will be sufficient to permit a mark-to-market election. In addition, because a mark-to-market election with respect to us does not apply to any equity interests in “lower-tier PFICs” that we own, a U.S. Holder generally will continue to be subject to the PFIC rules with respect to its indirect interest in any investments held by us that are treated as equity interests in a PFIC for U.S. federal income tax purposes.

If a U.S. Holder makes the mark-to-market election, for each year in which we are a PFIC, the holder will generally include as ordinary income the excess, if any, of the fair market value of ordinary shares at the end of the taxable year over their adjusted tax basis, and will be permitted an ordinary loss in respect of the excess, if any, of the adjusted tax basis of our ordinary shares over their fair market value at the end of the taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). If a U.S. Holder makes the election, the holder’s tax basis in our ordinary shares will be adjusted to reflect any such income or loss amounts. Any gain recognized on a sale or other disposition of our ordinary shares will be treated as ordinary income. Any losses recognized on a sale or other disposition of our ordinary shares will be treated as ordinary loss to the extent of any net mark-to-market gains for prior years. U.S. Holders should consult their tax advisors regarding the availability and consequences of making a mark-to-market election in their particular circumstances. In particular, U.S. Holders should consider carefully the impact of a mark-to-market election with respect to our ordinary shares if we have “lower-tier PFICs” for which such election is not available. Once made, the mark-to-market election cannot be revoked without the consent of the IRS unless our ordinary shares cease to be “regularly traded.”

If a U.S. Holder owns ordinary shares during any year in which we are a PFIC, the U.S. Holder generally will be required to file an IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund) with respect to the company, generally with the U.S. Holder’s federal income tax return for that year. A failure to file such form may result in penalties and may suspend the running of the statute of limitations on the tax return. If our company were a PFIC for a given taxable year, then you should consult your tax advisor concerning your annual filing requirements.

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You should consult your tax advisor regarding whether we are a PFIC and the potential application of the PFIC rules.

Medicare Tax

Certain U.S. Holders that are individuals, estates or trusts are subject to a 3.8% tax on all or a portion of their “net investment income,” which may include all or a portion of their dividend income and net gains from the disposition of ordinary shares. Each U.S. Holder that is an individual, estate or trust is urged to consult its tax advisors regarding the applicability of the Medicare tax to its income and gains in respect of its investment in our ordinary shares.

Backup Withholding Tax and Information Reporting Requirements

United States backup withholding tax and information reporting requirements may apply to certain payments to certain holders of stock. Information reporting generally will apply to payments of dividends on, and to proceeds from the sale or redemption of, our ordinary shares made within the United States, or by a United States payor or United States middleman, to a holder of our ordinary shares, other than an exempt recipient (including a payee that is not a United States person that provides an appropriate certification and certain other persons). A payor will be required to withhold backup withholding tax from any payments of dividends on, or the proceeds from the sale or redemption of, ordinary shares within the United States, or by a United States payor or United States middleman, to a holder, other than an exempt recipient, if such holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with, or establish an exemption from, such backup withholding tax requirements. Any amounts withheld under the backup withholding rules will be allowed as a credit against the beneficial owner’s U.S. federal income tax liability, if any, and any excess amounts withheld under the backup withholding rules may be refunded, provided that the required information is timely furnished to the IRS.

Foreign Asset Reporting

Certain U.S. Holders are required to report information relating to an interest in our ordinary shares, subject to certain exceptions (including an exception for shares held in accounts maintained by U.S. financial institutions) by filing IRS Form 8938 (Statement of Specified Foreign Financial Assets) with their federal income tax return. U.S. Holders are urged to consult their tax advisors regarding their information reporting obligations, if any, with respect to their ownership and disposition of our ordinary shares.

The above description is not intended to constitute a complete analysis of all tax consequences relating to the acquisition, ownership and disposition of our ordinary shares. You should consult your tax advisor concerning the tax consequences of the acquisition, ownership and disposition of our ordinary shares in your particular situation.

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UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated        , 2017, we have agreed to sell ordinary shares to the underwriter below:

Underwriter	Number of Shares
National Securities Corporation
Total

The underwriting agreement provides that the underwriter is obligated to purchase all the ordinary shares in the offering if any are purchased, other than those ordinary shares covered by the option described below.

We have granted the underwriter a 45-day option to purchase up to $900,000 of additional ordinary shares at the public offering price less the underwriting discounts and commissions.

The underwriter proposes to offer the ordinary shares initially at the public offering price on the cover page of this prospectus. The offering of the ordinary shares by the underwriter is subject to receipt and acceptance and subject to the underwriter’s right to reject any order in whole or in part. Any ordinary shares issued or sold under the option will be issued and sold on the same terms and conditions as the other ordinary shares that are the subject of this offering.

The following table summarizes the compensation that we will pay:

	Per Share		Total
	Without Option	With Option	Without Option	With Option
Underwriting discounts and commissions paid by us	$	$	$	$

We have agreed to reimburse the underwriter for its out-of-pocket expenses actually incurred in connection with the offering in an amount not to exceed $110,000. In addition, we have agreed to reimburse the underwriter for additional out-of-pocket expenses actually incurred in connection with the clearance of the offering with the Financial Industry Regulatory Authority, Inc., or FINRA, in an amount not to exceed $30,000. We estimate that our total out-of-pocket expenses for this offering, excluding underwriting discounts and commissions and assuming that we are required to reimburse the underwriter for the maximum possible amount of out-of-pocket expenses, will be approximately $430,000.00.

In connection with this offering, we have agreed with the underwriter that, subject to certain exceptions, we will not offer for sale, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any of our ordinary shares or securities convertible into or exchangeable or exercisable for any of our ordinary shares, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of the underwriter for a period of 90 days after the date of the final prospectus relating to this offering. This agreement does not apply to, among certain other customary exceptions, (i) the filing of a resale shelf for ordinary shares issuable upon the Kreos V Convertible Note (if required under the note), (ii) the offer, grant, issuance or sale by us of equity or debt securities in financings with one or more strategic investors, (iii) the offer, issuance or sale by us of our ordinary shares in our ATM Offering Program, or (iv) any of our activities pursuant to an ongoing engagement with a separate investment bank to assist us with public or private debt or equity transactions, strategic transactions, including control sales, and debt modification transactions.

Each of our directors and executive officers, certain of our other officers and certain large shareholders, who beneficially own in the aggregate 16.1% of our outstanding ordinary shares (as of September 30, 2017), have agreed in connection with this offering that, subject to certain exceptions, they will not (i) offer for sale, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any of our ordinary shares or securities convertible into or exchangeable or exercisable for any of our ordinary shares, (ii) enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our ordinary shares, whether any of these transactions are to be settled by delivery of our ordinary shares or other securities, in cash or otherwise, (iii) make any demand for or exercise any right or cause to be filed a registration statement, including amendments thereto, registering ordinary shares or securities convertible into, exercisable into or exercisable for ordinary shares or other of our securities or (iv) publicly disclose the intention to do any of the foregoing, without, in each case, the prior written consent of the underwriter for a period of 90 days after the date of the final prospectus relating to this offering. The above-mentioned aggregate beneficial ownership percentage takes into account the effect of the Equity Exchange Program on the number of exercisable options, as if the Equity Exchange Program had been completed as of September 30, 2017. For more information, see “Summary—Recent Developments—Equity Exchange Program.”

The underwriter, in its sole discretion, may release the ordinary shares and other securities subject to the lock-up agreements described above in whole or in part at any time. When determining whether or not to release the ordinary shares and other securities from lock-up agreements, the underwriter will consider, among other factors, the holder’s reasons for requesting the release and the number of ordinary shares or other securities for which the release is being requested.

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We have agreed to indemnify the underwriter against liabilities under the Securities Act, or contribute to payments that the underwriter may be required to make in that respect.

Our ordinary shares are listed on the NASDAQ Capital Market under the symbol “RWLK.”

The underwriter and its respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment hedging, financing and brokerage activities. The underwriter and certain of its respective affiliates have from time to time performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for us and for our affiliates in the ordinary course of business for which they have received and would receive customary compensation.

In the ordinary course of their various business activities, the underwriter and its respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investments and securities activities may involve securities and/or instruments of the issuer. The underwriter and its respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

In connection with the offering the underwriter may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, syndicate covering transactions and passive market making in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

A short sale involves a sale by an underwriter of ordinary shares in excess of the number of ordinary shares the underwriter is obligated to purchase in the offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of ordinary shares involved in the sales made by the underwriter in excess of the number of ordinary shares it is obligated to purchase is not greater than the number of ordinary shares that it may purchase by exercising its option to purchase additional ordinary shares. In a naked short position, the number of ordinary shares involved is greater than the number of ordinary shares in the underwriter’s option to purchase additional ordinary shares. The underwriter may close out any short position by either exercising its option to purchase additional ordinary shares and/or purchasing ordinary shares in the open market. In determining the source of ordinary shares to close out the short position, the underwriter will consider, among other things, the price of ordinary shares available for purchase in the open market as compared to the price at which it may purchase ordinary shares through its option to purchase additional ordinary shares. A naked short position is more likely to be created if the underwriter is concerned that there could be downward pressure on the price of the ordinary shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Syndicate covering transactions involve purchases of the ordinary shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of ordinary shares to close out the short position, an underwriter will consider, among other things, the price of ordinary shares available for purchase in the open market as compared to the price at which it may purchase ordinary shares through the over-allotment option. If the underwriter sells more ordinary shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying ordinary shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there could be downward pressure on the price of the ordinary shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	In passive market making, market makers in the ordinary shares who are underwriters or prospective underwriters may, subject to limitations, make bids for or purchases of our ordinary shares until the time, if any, at which a stabilizing bid is made.

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These stabilizing transactions and syndicate covering transactions may have the effect of raising or maintaining the market price of our ordinary shares or preventing or delaying a decline in the market price of the ordinary shares. As a result the price of our ordinary shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NASDAQ Capital Market or otherwise and, if commenced, may be discontinued at any time.

Neither we nor the underwriter make/makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the ordinary shares. In addition, neither we nor the underwriter make/makes any representation that the underwriter will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

If you purchase ordinary shares offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Selling Restrictions

EEA Restriction

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any ordinary shares which are the subject of the offering contemplated by this prospectus (the “Shares”) may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any Shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a) to legal entities which are qualified investors as defined under the Prospectus Directive;

(b) by the underwriter to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Shares shall result in a requirement for the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Shares to be offered so as to enable an investor to decide to purchase any Shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC as amended, including by Directive 2010/73/EU, and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

The underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, or the FSMA) received by it in connection with the issue or sale of the Shares in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Shares in, from or otherwise involving the United Kingdom.

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Notice to United Kingdom Investors

This prospectus is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The Shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such Shares will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Hong Kong

The Shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Shares may not be circulated or distributed, nor may the Shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, Shares, debentures and units of Shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the Shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

The ordinary shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”), and the underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

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Notice to Canadian Residents

Resale Restrictions

The distribution of our ordinary shares in Canada is being made only in the provinces of Ontario, Quebec, Alberta and British Columbia on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of these securities are made. Any resale of our ordinary shares in Canada must be made under applicable securities laws which may vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the securities.

Representations of Canadian Purchasers

By purchasing our ordinary shares in Canada and accepting delivery of a purchase confirmation, a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

•	the purchaser is entitled under applicable provincial securities laws to purchase our ordinary shares without the benefit of a prospectus qualified under those securities laws as it is an “accredited investor” as defined under National Instrument 45-106 – Prospectus Exemptions,

•	the purchaser is a “permitted client” as defined in National Instrument 31-103 - Registration Requirements, Exemptions and Ongoing Registrant Obligations,

•	where required by law, the purchaser is purchasing as principal and not as agent, and

•	the purchaser has reviewed the text above under Resale Restrictions.

Conflicts of Interest

Canadian purchasers are hereby notified that the underwriter is relying on the exemption set out in section 3A.3 or 3A.4, if applicable, of National Instrument 33-105 – Underwriting Conflicts from having to provide certain conflict of interest disclosure in this document.

Statutory Rights of Action

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if the prospectus (including any amendment or supplement thereto) such as this document contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser of these securities in Canada should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of our ordinary shares should consult their own legal and tax advisors with respect to the tax consequences of an investment in our ordinary shares in their particular circumstances and about the eligibility of our ordinary shares for investment by the purchaser under relevant Canadian legislation.

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LEGAL MATTERS

The validity of the securities being offered by this prospectus and other legal matters concerning this offering relating to Israeli law will be passed upon for us by Goldfarb Seligman & Co., Tel Aviv, Israel. Certain legal matters in connection with this offering relating to U.S. federal and New York State law will be passed upon for us by White & Case LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriter by Meitar Liquornik Geva Leshem Tal, Ramat Gan, Israel with respect to Israeli law, and by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York with respect to U.S. law.

Experts

The consolidated financial statements as of December 31, 2016 and 2015 and for each of the three years ended December 31, 2016 included in our 2016 Form 10-K and incorporated by reference into this prospectus have been audited by Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, an independent registered public accounting firm, as set forth in its report thereon and appearing therein (which report contains an explanatory paragraph regarding our ability to continue as a going concern), and are included in reliance upon such report given on the authority of such firm as expert in accounting and auditing. The offices of Kost, Forer Gabbay & Kasierer are located at 144 Menachem Begin Road, Tel Aviv, 6492102.

Enforceability of Civil Liabilities

We are incorporated under the laws of the State of Israel. It may be difficult to obtain service of process within the United States upon us, upon our directors and executive officers, some, but less than a majority, of whom reside outside of the United States, and upon those Israeli experts named in this prospectus who reside outside of the United States. Furthermore, because a majority of our assets and some, but less than a majority of, our directors and executive officers are located outside of the United States, any judgment obtained in the United States against us, certain of our directors and executive officers or the Israeli experts named herein may be difficult to collect within the United States.

We have been informed by our legal counsel in Israel, Goldfarb Seligman & Co., Tel Aviv, that it may be difficult to assert U.S. securities laws claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum in which to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proven as a fact which can be a time-consuming and costly process. Matters of procedure will also be governed by Israeli law.

We have irrevocably appointed our subsidiary, ReWalk Robotics Inc., which is incorporated in Delaware, as our agent to receive service of process in any action against us in any United States federal or state court arising out of this offering or any purchase or sale of securities in connection with this offering. Subject to specified time limitations and legal procedures, Israeli courts may enforce a non-appealable foreign judgment in a civil matter, provided that, among other things:

•	the judgment is obtained after due process before a court of competent jurisdiction, according to the laws of the foreign state in which the judgment is given and the rules of private international law currently prevailing in Israel;

•	the prevailing law of the foreign state in which the judgment is rendered allows for the enforcement of judgments of Israeli courts;

•	adequate service of process has been effected and the defendant has had a reasonable opportunity to be heard and to present his or her evidence;

•	the judgment is not contrary to the public policy of Israel, and the enforcement of the civil liabilities set forth in the judgment is not likely to impair the security or sovereignty of Israel;

•	the judgment was not obtained by fraud and does not conflict with any other valid judgment in the same matter between the same parties;

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•	an action between the same parties in the same matter was not pending in any Israeli court at the time the lawsuit was instituted in the foreign court; and

•	the judgment is enforceable according to the laws of Israel and according to the law of the foreign state in which the relief was granted.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. Traditionally, in an action before an Israeli court to recover an amount in a non-Israeli currency, the Israeli court issues a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus a per-annum statutory rate of interest set on a quarterly basis by Israeli regulations. Judgment creditors must bear the risk of unfavorable exchange rates. The trend in recent years has increasingly been for Israeli courts to enforce a foreign judgment in the foreign currency specified in the judgment, in which case there are also applicable rules regarding the payment of interest.

WHERE YOU CAN FIND MORE INFORMATION

As is permitted by the rules and regulations of the SEC, this prospectus, which forms part of our registration statement on Form S-1, omits certain non-material information, exhibits and undertakings otherwise included in the registration statement. For further information about us and the securities offered by this prospectus, refer to our registration statement on Form S-1.

We are subject to the information reporting requirements of the Exchange Act applicable to U.S. domestic issuers and, as such, file annual, quarterly and current reports, proxy statements and other information with the SEC. Prior to January 1, 2016, we were subject to the information reporting requirements of the Exchange Act applicable to foreign private issuers. As a foreign private issuer, we were exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements and we were not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we filed with the SEC an annual report on Form 20-F for the year ended December 31, 2014 containing financial statements audited by an independent registered public accounting firm, and we furnished to the SEC unaudited quarterly financial information for the first three quarters of the fiscal year and other information on reports of foreign private issuer on Form 6-K.

You may read and copy the registration statement of which this prospectus forms a part, including the exhibits and schedules thereto, and any document we file or have filed with the SEC without charge at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains an internet website that contains reports and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are also available to the public through the SEC’s website at http://www.sec.gov.

We maintain a corporate website at www.rewalk.com. Information that we furnish to or file with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to, or exhibits included in, these reports, are available for download, free of charge, on our website as soon as reasonably practicable after such materials are filed or furnished with the SEC. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We file annual and periodic reports and other information with the SEC (File No. 001-36612). These filings contain important information which does not appear in this prospectus. The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed with the SEC. We are incorporating by reference into this prospectus the documents listed below and all amendments or supplements we may file to such documents after the effective date of this prospectus and prior to the termination of the offering under this prospectus.

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•	our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on February 17, 2017, as amended on Form 10-K/A, filed with the SEC on April 27, 2017;

•	our Definitive Proxy Statement on Schedule 14A, filed with the SEC on May 22, 2017;

•	our Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2017, filed with the SEC on May 4, 2017, for the quarterly period ended June 30, 2017, filed with the SEC on August 3, 2017 and for the quarterly period ended September 30, 2017, filed with the SEC on November 2, 2017;

•	our Current Reports on Form 8-K, filed with the SEC on January 30, 2017, June 1, 2017, June 13, 2017, June 30, 2017 and October 23, 2017; and

•	the description of our ordinary shares contained in our Registration Statement on Form 8-A (File No. 001-33612) filed with the SEC on September 2, 2014.

In addition, we incorporate by reference into this prospectus any filings we make with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the effective date of the registration statement to which this prospectus relates and until the termination of the offering thereunder. Notwithstanding the foregoing, no information is incorporated by reference into this prospectus where such information under applicable forms and regulations of the SEC is not deemed to be “filed” under Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, unless we indicate in the report or filing containing such information that the information is to be considered “filed” under the Exchange Act or is to be incorporated by reference into this prospectus.

Certain statements in and portions of this prospectus update and replace information in the above-listed documents incorporated by reference. Likewise, statements in or portions of a future document incorporated by reference into this prospectus may update and replace statements in and portions of this prospectus or the above-listed documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document that is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this prospectus except as so modified or superseded.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference into this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to ReWalk Robotics Ltd., c/o ReWalk Robotics Inc., 200 Donald Lynch Blvd., Marlborough, MA 01752, Attn: Investor Relations, or ir@rewalk.com, telephone number 508-251-1154.

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$6,000,000

ReWalk Robotics Ltd.

Ordinary Shares

PRELIMINARY PROSPECTUS

Sole Book-Running Manager

National Securities Corporation

, 2017

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth all expenses, other than underwriting discounts and commission, paid or payable by the registrant in connection with this offering. All amounts shown are estimates except for the SEC registration fee and the FINRA filing fee.

Amount Paid or To Be Paid
SEC registration fee	$859.05
FINRA filing fee	2,750.00
Printing expenses	9,000.00
Legal fees and expenses	228,000.00
Accounting fees and expenses	40,000.00
Blue sky fees and expenses	30,000.00
Transfer agent and registrar fees	5,000.00
Miscellaneous fees and expenses	114,390.95
Total	$430,000.00

Item 14. Indemnification of Directors and Officers.

Under the Israeli Companies Law, ReWalk Robotics Ltd., or the Company, may indemnify an office holder in respect of the following liabilities and expenses incurred for acts performed by him or her as an office holder, either pursuant to an undertaking made in advance of an event or following an event:

•	financial liability in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the Company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the Company’s board of directors as reasonable under the circumstances, and such undertaking must detail these foreseen events and amount or criteria;

•	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder (1) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that: (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and (2) in connection with a monetary sanction; and

•	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the Company, on its behalf, or by a third party, or in connection with criminal proceedings in which the office holder was acquitted, or as a result of a conviction for an offense that does not require proof of criminal intent.

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Under the Israeli Companies Law, the Company may insure an office holder against the following liabilities incurred for acts performed by him or her as an office holder if and to the extent provided in the Company’s articles of association:

•	a breach of the duty of loyalty to the Company, provided that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the Company;

•	a breach of duty of care to the Company or to a third party, to the extent such a breach arises out of the negligent conduct of the office holder; and

•	a financial liability imposed on the office holder in favor of a third party.

Under the Israeli Companies Law, the Company may not indemnify, exculpate or insure an office holder against any of the following:

•	a breach of the duty of loyalty, except for indemnification and insurance for a breach of the duty of loyalty to us to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the Company (but the Company may not exculpate an office holder from liability for a breach of the duty of loyalty);

•	a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

•	an act or omission committed with intent to derive illegal personal benefit; or

•	a civil or criminal fine or forfeit levied against the office holder.

The Company may exculpate an office holder in advance from liability to it, in whole or in part, for damages caused to us as a result of a breach of duty of care. The Company may not exculpate in advance a director from liability arising out of a prohibited dividend or distribution to shareholders.

Under the Israeli Companies Law, exculpation, indemnification and insurance of the Company’s office holders must be approved by its compensation committee and board of directors and, with respect to certain office holders or under certain circumstances, also by the shareholders.

The Company has entered into indemnification agreements with its office holders to exculpate, indemnify and insure them to the fullest extent permitted or to be permitted by its articles of association, the Israeli Companies Law and the Israeli Securities Law, 5728-1968.

The Company has obtained directors’ and officers’ liability insurance for the benefit of its office holders and intends to continue to maintain such coverage and pay all premiums thereunder to the fullest extent permitted by the Israeli Companies Law.

Item 15. Recent Sales of Unregistered Equity Securities.

Since January 1, 2014, we issued securities which were not registered under the Securities Act of 1933, as amended, or the Securities Act, as set forth below. We believe that each of such issuances was exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act, Rule 701 under the Securities Act and/or Regulation S under the Securities Act.

The following is a summary of transactions during the preceding three completed fiscal years involving sales of our securities that were not registered under the Securities Act:

•	Pursuant to a loan agreement between us and Kreos Capital IV (Expert Fund) Limited, or Kreos IV, providing a $5.0 million line of credit, in June 2014 we issued to Kreos IV warrants to purchase 5,372 ordinary shares (representing 96,696 ordinary shares after the share split that occurred prior to our IPO).

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•	Pursuant to a share purchase agreement between us and the shareholders identified therein, in July 2014 we issued 60,337 Preferred Series E Shares at a price per share of $215.45 and warrants to purchase 30,169 Preferred Series E Shares to the investors identified therein.

•

On April 9, 2014, before completing our IPO, we granted options to employees and directors under our stock option plans covering an aggregate of 96,462 ordinary shares, with an exercise price of $1.49 per share. All of these shares were subsequently registered on our Form S-8 (File No. 333-199688).

•	On each of April 1, 2014, May 1, 2014 and June 1, 2014, pursuant to a series D share purchase agreement, we issued 1,377 Preferred Series D-1 Shares to Yaskawa Electric Corporation, or Yaskawa. We had previously issued preferred shares to Yaskawa for a purchase price of $10.0 million, and sold these securities in 2014 for no additional consideration.

•	Pursuant to a securities purchase agreement between us and the shareholders identified therein, in July 2014, we issued 75,695 Preferred Series E Shares at a price per share of $171.74 and warrants to purchase 37,850 Preferred E Shares, at an exercise price of $206.09 per share (later adjusted to $10.08 per share), to the investors identified therein. We sold these securities for an aggregate purchase price of $13.0 million.

•	On December 30, 2015, we entered into a loan agreement, or the Kreos V Loan Agreement, with Kreos Capital V (Expert Fund) Limited, or Kreos V, pursuant to which Kreos V extended a line of credit to us in the amount of $20.0 million. In connection with a drawdown of $12.0 million under the Kreos V Loan Agreement on January 4, 2016, we issued to Kreos V a warrant to purchase up to 119,295 of our ordinary shares at an exercise price of $9.64 per share. On December 28, 2016, in connection with an $8.0 million drawdown under the Kreos V Loan Agreement, we increased the amount of the warrant issued to Kreos V from $1.15 million to $1.61 million, or by $460,000. In its new amount, the warrant represents the right to purchase up to 167,012 of our ordinary shares. The increase was based on the terms of the warrant, which provide that the amount of the warrant will be increased by 5.75% of any additional drawdowns.

•	On June 9, 2017, we issued to Kreos V a $3.0 million secured convertible promissory note, convertible at any time into our ordinary shares at a conversion price of $1.268 per share (subject to customary anti-dilution adjustments), in connection with our entry into the First Amendment to the Kreos V Loan Agreement, dated as of June 9, 2017, under which the outstanding principal amount under the Kreos V Loan Agreement was reduced from $17,154,328.34 to $14,154,328.34.

No underwriter or underwriting discount or commission was involved in any of the transactions set forth in Item 15.

Item 16. Exhibits and Financial Statement Schedules.

(a)	Reference is made to the attached Exhibit Index.
(b)	No financial statement schedules are provided because the information called for is not required or is shown in the financial statements or the notes thereto.

Item 17. Undertakings.

(a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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(b) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Marlborough, State of Massachusetts on November 6, 2017.

REWALK ROBOTICS LTD.
By:	/s/ Kevin Hershberger
Name: Kevin Hershberger
Title: Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Larry Jasinski and Kevin Hershberger, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power to act separately and full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and all additional registration statements pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the SEC, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or his or her or their substitute or substitutes may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title of Capacities	Date
*	Director and Chief Executive Officer	November 6, 2017
Larry Jasinski	(Principal Executive Officer)

/s/ Kevin Hershberger	Chief Financial Officer	November 6, 2017
Kevin Hershberger	(Principal Financial Officer and Principal Accounting Officer)

*	Chairman of the Board	November 6, 2017
Jeff Dykan

*	Director	November 6, 2017
Wayne B. Weisman

*	Director	November 6, 2017
Yasushi Ichiki

*	Director	November 6, 2017
Aryeh Dan

*	Director	November 6, 2017
Glenn Muir

*	Director	November 6, 2017
Dr. John William Poduska

*	Director	November 6, 2017
Deborah DiSanzo

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*	Director	November 6, 2017
Peter Wehrly

*By:	/s/ Kevin Hershberger	November 6, 2017
Name: Kevin Hershberger, as Attorney-in-Fact

REWALK ROBOTICS INC.	Authorized Representative in the United States

By:	/s/ Kevin Hershberger	November 6, 2017
Name: Kevin Hershberger
Title: Chief Financial Officer

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EXHIBIT INDEX

Number	Description
1.1	Form of Underwriting Agreement.†
3.1	Second Amended and Restated Articles of Association of the Company, as amended by the First Amendment thereto (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K filed with the SEC on February 29, 2016, as amended on May 6, 2016).
4.1	Specimen share certificate (incorporated by reference to Exhibit 4.1 to the Company’s registration statement on Form F-1/A (File No. 333-197344), filed with the SEC on August 20, 2014).
4.2	Amended and Restated Shareholders’ Rights Agreement, dated July 14, 2014, among the Company and the other parties named therein (incorporated by reference to Exhibit 10.9 to the Company’s registration statement on Form F-1/A (File No. 333-197344), filed with the SEC on July 16, 2014).
4.3	Warrant, dated December 30, 2015, between the Company and Kreos Capital V (Expert Fund) Limited (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on January 4, 2016).
4.4	Form of warrant issued in connection with the Company’s follow-on offering (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 31, 2016).
4.5	Secured Convertible Promissory Note, dated June 9, 2017, issued to Kreos Capital V (Expert Fund) Limited (incorporated by reference to Exhibit 4.1 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 3, 2017).
5.1	Opinion of Goldfarb Seligman & Co., Israeli counsel to the Company, as to the validity of the ordinary shares (including consent).†
10.1	Letter of Agreement, dated July 11, 2013, between the Company and Sanmina Corporation (incorporated by reference to Exhibit 10.1 to the Company’s registration statement on Form F-1 (File No. 333-197344), filed with the SEC on July 10, 2014).*
10.2	Strategic Alliance Agreement, dated September 24, 2013, between the Company and Yaskawa Electric Corporation (incorporated by reference to Exhibit 10.2 to the Company’s registration statement on Form F-1 (File No. 333-197344), filed with the SEC on July 10, 2014).
10.3	Exclusive Distribution Agreement, dated September 24, 2013, between the Company and Yaskawa Electric Corporation (incorporated by reference to Exhibit 10.3 to the Company’s registration statement on Form F-1 (File No. 333-197344), filed with the SEC on July 10, 2014).*
10.4	Confidentiality and Non-Disclosure Agreement, dated September 24, 2013, between the Company and Yaskawa Electric Corporation (incorporated by reference to Exhibit 10.4 to the Company’s registration statement on Form F-1 (File No. 333-197344), filed with the SEC on July 10, 2014).
10.5	Side Letter, dated September 30, 2013, between the Company and Yaskawa Electric Corporation (incorporated by reference to Exhibit 10.5 to the Company’s registration statement on Form F-1 (File No. 333-197344), filed with the SEC on July 10, 2014).
10.6	Loan Agreement, dated December 30, 2015, between the Company and Kreos Capital V (Expert Fund) Limited (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on January 4, 2016).
10.7	Research Collaboration Agreement, dated May 16, 2016, between the Company and the President and Fellows of Harvard College (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on May 17, 2016).*

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10.8	License Agreement, dated May 16, 2016, between the Company and the President and Fellows of Harvard College (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on May 17, 2016).*
10.9	Form of indemnification agreement between the Company and each of its directors and executive officers (incorporated by reference to Exhibit 10.11 to the Company’s registration statement on Form F-1/A (File No. 333-197344), filed with the SEC on August 20, 2014).**
10.10	2012 Equity Incentive Plan (incorporated by reference to Exhibit 10.12 to the Company’s registration statement on Form F-1 (File No. 333-197344), filed with the SEC on July 10, 2014).**
10.11	2012 Israeli Equity Incentive Sub Plan (incorporated by reference to Exhibit 10.13 to the Company’s registration statement on Form F-1 (File No. 333-197344), filed with the SEC on July 10, 2014).**
10.12	2012 U.S. Equity Incentive Sub Plan (incorporated by reference to Exhibit 10.14 to the Company’s registration statement on Form F-1 (File No. 333-197344), filed with the SEC on July 10, 2014).**
10.13	2006 Stock Option Plan (incorporated by reference to Exhibit 10.15 to the Company’s registration statement on Form F-1 (File No. 333-197344), filed with the SEC on July 10, 2014).**
10.14

ReWalk Robotics Ltd. 2014 Incentive Compensation Plan, as amended (incorporated by reference to Exhibit 99.1 to the Company’s registration statement on Form S-8 (File No. 333-221357), filed with the SEC on November 6, 2017).**

10.15	Employment Agreement, dated as of December 17, 2014, between the Company and Kevin Hershberger (incorporated by reference to Exhibit 10.15 to the Company’s Annual Report on Form 10-K filed with the SEC on February 29, 2016, as amended on May 6, 2016).**
10.16	Executive Employment Agreement, dated as of January 17, 2011, between the Company and Larry Jasinski (incorporated by reference to Exhibit 10.16 to the Company’s Annual Report on Form 10-K filed with the SEC on February 29, 2016, as amended on May 6, 2016).**
10.17	2014 Incentive Compensation Plan Form of Option Award Agreement for employees and executives (incorporated by reference to Exhibit 10.18 to the Company’s Annual Report on Form 10-K filed with the SEC on February 29, 2016, as amended on May 6, 2016).**
10.18	2014 Incentive Compensation Plan Form of Restricted Stock Unit Award Agreement for employees and executives (incorporated by reference to Exhibit 10.19 to the Company’s Annual Report on Form 10-K filed with the SEC on February 29, 2016, as amended on May 6, 2016).**
10.19	2014 Incentive Compensation Plan Form of Restricted Stock Unit Award Agreement for non-Israeli non-employee directors (incorporated by reference to Exhibit 10.20 to the Company’s Annual Report on Form 10-K filed with the SEC on February 29, 2016, as amended on May 6, 2016).**
10.20	2014 Incentive Compensation Plan Form of Option Award Agreement for Israeli non-employee directors (incorporated by reference to Exhibit 10.21 to the Company’s Annual Report on Form 10-K filed with the SEC on February 17, 2017, as amended on April 27, 2017).**
10.21	2014 Incentive Compensation Plan Form of Option Award Agreement for non-Israeli non-employee directors (incorporated by reference to Exhibit 10.22 to the Company’s Annual Report on Form 10-K filed with the SEC on February 17, 2017, as amended on April 27, 2017).**
10.22	ReWalk Robotics Ltd. Compensation Policy for Executive Officers and Non-Executive Directors, as amended (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 3, 2017).**
10.23	Equity Distribution Agreement, dated May 10, 2016, between the Company and Piper Jaffray & Co., as Agent (incorporated by reference to Exhibit 1.1 to the Company’s Current Report on Form 8-K filed with the SEC on May 10, 2016).

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10.24	Series E Preferred Securities Purchase Agreement, dated June 26, 2014, among the Company and the parties named therein (incorporated by reference to Exhibit 10.7 to the Company’s registration statement on Form F-1/A (File No. 333-197344), filed with the SEC on July 16, 2014).
10.25	Employment Agreement, dated as of June 18, 2012, between the Company and John Hamilton (incorporated by reference to Exhibit 10.17 of the Company’s Annual Report on Form 10-K filed with the SEC on February 29, 2016, as amended on May 6, 2016).**
10.26	Agreement and Release between ReWalk Robotics, Inc. and John Hamilton, dated as of January 24, 2017 (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on May 4, 2017).**
10.27	Consultant Agreement between ReWalk Robotics, Inc. and John Hamilton, dated as of January 30, 2017 (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on May 4, 2017).**
10.28	First Amendment, dated June 9, 2017, to Loan Agreement, dated December 30, 2015, between ReWalk Robotics Ltd. and Kreos Capital V (Expert Fund) Limited (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 3, 2017).
21.1	List of subsidiaries of the Company (incorporated by reference to Exhibit 21.1 to the Company’s registration statement on Form F-1 (File No. 333-197344), filed with the SEC on July 10, 2014).
23.1	Consent of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global Limited.†
23.2	Consent of Goldfarb Seligman & Co. (included in Exhibit 5.1).
24.1	Power of Attorney (included in the signature page to this Registration Statement).

*	Portions of the agreement were omitted and a complete copy of the agreement was provided separately to the SEC pursuant to the Company’s application requesting confidential treatment under, as applicable, Rule 406 of the Securities Act of 1933, as amended, and/or Rule 24b-2 of the Securities Exchange Act of 1934, as amended, which was subsequently approved by the SEC.

**	Management contract or compensatory plan, contract or arrangement.

†	Filed herewith.

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